Exhibit 2.1

BURBANK AIRPORT HILTON & CONVENTION CENTER

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

ASSET SALE

By and Between

NEW BURBANK, L.L.C.,

a Delaware limited liability company

(“Seller”)

and

PYRAMID HOTEL OPPORTUNITY VENTURE II LLC,

a Delaware limited liability company

(“Purchaser”)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND REFERENCES	1
1.01	Definitions	1
1.02	References	10

ARTICLE II	SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE	11
2.01	Sale and Purchase	11
2.02	As-is, Where-is.	11
2.03	Termination of Management Agreement	16

ARTICLE III	PURCHASE PRICE	17
3.01	Purchase Price	17
3.02	Earnest Money Escrow Agreement	17
3.03	Allocation of Purchase Price	18

ARTICLE IV	INSPECTIONS	18
4.01	Inspections	18
4.02	Review and Inspection.	18
4.03	Testing	19
4.04	Confidentiality	19
4.05	Indemnification; Insurance	19
4.06	Title and Survey	20
4.07	Conveyance of Title	20
4.08	Pre-Closing Title Defects.	20
4.09	Estoppels and Consents to Assignment	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES	22
5.01	Representations and Warranties of Seller	22
5.02	Due Organization	22
5.03	No Conflict	22
5.04	Hotel Contracts	22
5.05	Space Leases	22
5.06	Pending Litigation or other Proceedings	23
5.07	Condemnation	23
5.08	Employees.	23
5.09	Notices	24
5.10	No Foreign Person	24
5.11	Prohibited Persons and Transactions	24
5.12	ERISA.	25
5.13	Environmental Matters	25
5.14	Title	25
5.15	Bankruptcy	25
5.16	Brokerage	26
5.17	Taxes and Assessments	26
5.18	Insurance	26
5.19	Permits	26
5.20	Bookings	26

i

5.21	Financial Statements	26
5.22	Gift Certificates	26
5.23	Management Agreement	26
5.24	Representations and Warranties of Purchaser	27
5.25	Due Organization	27
5.26	No Conflict	28
5.27	Prohibited Persons and Transactions	28
5.28	Compliance with Anti-Money Laundering Measures	28
5.29	ERISA	28
5.30	Brokerage	28
5.31	Litigation	28

ARTICLE VI	CLOSING AND CLOSING DELIVERIES	29
6.01	Closing and Escrow	29
6.02	Seller’s Deliveries	29
6.03	Purchaser’s Deliveries	30
6.04	Expenses.	31
6.05	Concurrent Transactions	32
6.06	Possession	32

ARTICLE VII	ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS	32
7.01	Adjustments and Prorations	32
7.02	Adjustment and Proration Procedures	34
7.03	Other	36
7.04	Payment	36
7.05	Cash and Accounts	36
7.06	Closing Statements.	36
7.07	Assumed Liabilities	37
7.08	Retained Liabilities	38
7.09	Survival	38

ARTICLE VIII	CONDITIONS TO SELLER’S OBLIGATIONS	38
8.01	Conditions	38
8.02	Truth of Purchaser’s Representations and Warranties	38
8.03	Purchaser Deliveries	38
8.04	Failure of Conditions	38

ARTICLE IX	CONDITIONS TO PURCHASER’S OBLIGATIONS	38
9.01	Conditions	38
9.02	Seller’s Compliance with Obligations	38
9.03	Truth of Seller’s Representations and Warranties	39
9.04	Title Policy	39
9.05	Seller Deliveries	39
9.06	Failure of Conditions	39

ARTICLE X	ACTIONS AND OPERATIONS PENDING CLOSING	39
10.01	Actions and Operations Pending Closing	39

ARTICLE XI	CASUALTIES AND TAKINGS	40
11.01	Casualties.	40
11.02	Takings	40

ARTICLE XII	EMPLOYEES	41
12.01	Employees	41
12.02	WARN Act	41
12.03	Claims	42
12.04	Labor Relations	42
12.05	Survival	42

ARTICLE XIII	NOTICES	42
13.01	Notices	42

ARTICLE XIV	ADDITIONAL COVENANTS	43
14.01	Additional Covenants	43

ARTICLE XV	DISTRIBUTION OF FUNDS AND DOCUMENTS	47
15.01	Delivery of Purchase Price	47
15.02	Other Monetary Disbursements	47
15.03	Recorded Documents	47
15.04	Documents to Seller	47
15.05	Documents to Purchaser	48

ARTICLE XVI	ESCROW COMPANY DUTIES AND DISPUTES	49
16.01	Escrow Company	49
16.02	Escrow Funds	49
16.03	Termination of Escrow	49
16.04	No Third Party Rights	49
16.05	Disputes and Attorneys’ Fees	49
16.06	Further Instruments	49
16.07	Records and Reports	49
16.08	Liability of Escrow Company	49
16.09	Resignation by Escrow Company	50
16.10	Receipt of Notice of a Dispute	50

ARTICLE XVII	DEFAULTS AND REMEDIES	50
17.01	Seller’s Remedies	50
17.02	Purchaser’s Remedies	51
17.03	Surviving Obligations	51
17.04	Duration and Claims Procedures and Limitations on Certain Obligations	51
17.05	Attorneys’ Fees	52
17.06	Survival	52

ARTICLE XVIII	TRANSFER OF LIQUOR ASSETS	52
18.01	Liquor Assets Escrow.	52
18.02	Purchaser’s Responsibilities.	53

Exhibit A:	Land

Exhibit B:	Excluded Assets

Exhibit C:	Hotel Contracts

Exhibit D:	Space Leases

Exhibit E:	Pending or Threatened Litigation & Proceedings

Exhibit F:	Notices of Violation

Exhibit G:	Form of Grant Deed

Exhibit H:	Form of Liquor Assets Escrow Agreement

Exhibit I:	Form of Liquor Assets Bill of Sale

Exhibit J:	Form of Bill of Sale

Exhibit K:	Form of General Assignment

Exhibit L:	Form of Certification of Non-Foreign Status

Exhibit M:	Affidavit

Exhibit N-1:	Purchaser’s Certificate

Exhibit N-2:	Seller’s Certificate

Exhibit O:	List of Environmental Reports

Exhibit P:	Form of Assignment and Assumption of Management Agreement

Exhibit Q:	Scheduled Encumbrances

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”) is made this 22nd day of August, 2006 (the “Effective Date”), by and between NEW BURBANK, L.L.C., a Delaware limited liability company (“Seller”), and PYRAMID HOTEL OPPORTUNITY VENTURE II LLC, a Delaware limited liability company, or its permitted assigns (collectively “Purchaser”).

RECITALS:

A. Seller is the owner of fee interests in the Land, the improvements and buildings on the Land and related amenities, commonly referred to as the Burbank Airport Hilton & Convention Center (the “Hotel”), and the owner of the Fixtures and Tangible Personal Property, Operating Equipment, Consumables and Unopened Consumable Inventory, and has rights and interests in and title to various of the Miscellaneous Hotel Assets (each as hereinafter defined).

B. Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

ABC: Shall mean the California Department of Alcoholic Beverage Control.

Accountants: Shall have the meaning given such term in Section 7.06.

Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager for the benefit of Seller or the Property (including but not limited to any sums held in reserve by Seller’s lenders) and deposited, held, or contained in any account, bank, or vault, except for Cash-On-Hand and Deposits.

Accounts Payable: Shall mean all accounts payable with regard to the Hotel prior to the Cut-Off Time.

Accounts Receivable: All accounts receivable with regard to the Hotel as of the Cut-off Time whether or not a bill or statement has been presented to the person owing such amount except for amounts owing by guests that are in occupancy at the Cut-off Time and amounts owing relating to functions which are in progress as of the Cut-off Time.

Additional Exceptions: Shall have the meaning given to it in Section 4.08 hereof.

Additional Permitted Objections: Shall have the meaning given to it in Section 4.08.

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust, or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust, or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase of Hotel, including the Exhibits and schedules and other documents referred to herein which are attached hereto and made a part hereof.

Bookings: Contracts or reservations for the use or occupancy of guest rooms and meeting and banquet facilities of the Hotel on or off site.

Burbank II: SHC Burbank II, L.L.C., a Delaware limited liability company and an affiliate of Seller.

Business Day or Business Days: Shall have the meaning given such terms in Section 14.01(l) hereof.

Cash-On-Hand: Any and all till money and house banks, and any and all money in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash and Deposits.

City: The City of Burbank.

Claims Notice: Shall have the meaning given to it in Section 17.04.

Closing: The consummation of the transaction contemplated by this Agreement.

Closing Certificates: The Purchaser’s Closing Certificate and the Seller’s Closing Certificate.

Closing Date: September 7, 2006.

Compensation: The salaries and wages, incentive compensation, vacation pay, sick pay, personal days, severance pay paid to, or accrued for the benefit of, any current or former Employee (whether or not vested), employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation or other employment taxes, payments payable or accrued with respect to Employee Benefit Plans, fringe benefits, COBRA rights, or other benefits owing or accrued to any current or former Employee pursuant to Employment Contracts or otherwise.

Consumables: All unopened food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, (i) Operating Equipment, Inventory, and Fixtures and Tangible Personal Property; (ii) all items of personal property owned by guests or Tenants other than Seller, Manager or any Affiliate of Seller or Manager, unless denominated as an Excluded Asset under this Agreement, and (iii) unless otherwise allowed by the Manager, any items that bear the name or logo of Manager, it being understood that Purchaser is not purchasing any items that bear the name or logo of Manager that cannot be removed.

Cooperating Party: Shall have the meaning given to it in Section 14.01(o).

Cut-off Time: 11:59 P.M. on the date prior to the Closing Date.

Daily Grill Management Agreement: That certain Daily Grill Hotel Management Agreement dated as of May 13, 1998 between Daily Grill Manager and SHC Burbank, L.L.C., a Delaware limited liability company (“Original Owner”), as assigned to SHC Burbank II, L.L.C., a Delaware limited liability company (“Burbank II”), pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits, dated as of April 12, 2001 by and between Original Owner and Burbank II, as assigned to Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits dated June 29, 2004, and as assigned to Operating Lessee by Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses and Permits dated June 29, 2004.

Daily Grill Manager: Hotel Restaurant Properties, Inc.

Deed: Shall have the meaning given to it in Section 6.02.

Default Notice. Shall have the meaning given to it in Section 17.02.

Deposits: All deposits under or with respect to Bookings, whether in cash or otherwise.

Documents: All plans, specifications, drawings, blueprints, surveys (including, if available, “as-builts”), environmental reports, and other documents in Seller’s or Manager’s possession or control that relate to the design, construction, management, use, leasing, maintenance, service or operation of the Property, excluding the Management Agreement, and Space Leases.

Due Diligence: Shall have the meaning given to it in Section 4.01.

Earnest Money: Shall have the meaning given to it in Section 3.01(c).

Earnest Money Escrow Account: Shall have the meaning given to it in Section 16.02.

Effective Date: Shall have the meaning given to it in the first paragraph of this Agreement.

Electing Party: Shall have the meaning given to it in Section 14.01(o).

Employee(s): All persons employed by Manager or an Affiliate of Manager pursuant to Employment Contracts or otherwise and providing services to the Hotel.

Employee Benefit Plans: All employee benefit plans, as that term is defined in ERISA.

Employment Contract(s): Those contracts and agreements, “at will,” oral or written, with all or any of the executives, staff, and employees of Manager or an Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, employee handbooks, and the like.

Environmental Laws: Shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state laws and regulations designed to protect human health and the environment.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate of Seller: Any predecessors to the Seller or any of Seller’s subsidiaries and all employers (whether or not incorporated) that would be treated together with the Seller as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Seller being or having been a general partner of any such employer), since September 2, 1974.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the Escrow Instructions.

Escrow Company: Commonwealth Land Title Insurance Company.

Escrow Instructions: The escrow instructions, if any, to be executed and delivered by the parties (or their respective attorneys who are hereby authorized by the parties to execute same) and the Escrow Company, as escrowee in connection with the Escrow.

Excluded Assets: Those assets, if any, listed on Exhibit “B” to this Agreement, and Seller’s rights to the Account Cash owned and to be retained by Seller or Affiliates of Seller.

Excluded Permits: Those permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

Existing Survey: Shall mean that certain ALTA/ACSM Land Title Survey dated June 14, 2004, prepared by Pafford Surveyors, Inc. under File No. 100039SHT1

Final Closing Statement: The Final Closing Statement required under Section 7.06.

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, computer hardware and equipment, and IT hardware systems, reservations terminals (to the extent not licensed to Seller), building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other similar articles of tangible personal property and other articles of tangible personal property now located on the Real Property or used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business but in accordance with present standards excluding, however: (i) Consumables; (ii) Operating Equipment and Supplies; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by guest(s) or Tenants other than Seller, Manager, or any Affiliate of Seller or Manager, unless denominated as an Excluded Asset; (v) Improvements; (vi) Inventory; (vii) items bearing a name or logo of Manager that cannot be removed, unless otherwise allowed by Manager; and (viii) Liquor Inventory and Liquor Personalty.

General Assignment: Shall have the meaning given to it in Section 6.02.

Hazardous Substance: Shall mean any substance, material or waste which is regulated, or governed by any Environmental Law, including without limitation (a) any substance, material or waste defined, used or listed as “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance” or similar or related term as defined, used or listed in any Environmental Laws, (b) any asbestos or asbestos containing materials, (c) any underground storage tanks or similar facilities, (d) petroleum, petroleum-based substances or polychlorinated biphenyl and (e) oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel.

HMA Termination: Shall have the meaning given to it in Section 2.03.

HMA Termination Fees: Shall have the meaning given to it in Section 2.03(c).

Hotel: Shall have the meaning given to it in Recital A.

Hotel Contracts: Those service contracts, maintenance contracts, purchase orders, leases and all other contracts or agreements, including equipment leases capitalized for accounting purposes, vehicle leases and agreements, vending agreements, royalty or music licensing agreements, television and telecommunications agreements, and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, that are assignable by their terms including, but not limited to, the Daily Grill Management

Agreement and those listed on Exhibit “C”, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, (iv) the Employee Benefit Plans; (v) the Management Agreement, and (vi) the Space Leases.

Improvements: The buildings, structures (surface and sub-surface), and other improvements, including such fixtures as shall constitute real property, located on the Land.

Indemnified Parties: Shall have the meaning given to it in Section 4.05.

Indemnitees: A party’s partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, and shareholders.

Inventory: All articles of personal property now located on the Real Property for resale, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with present standards excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment and Supplies; (iv) equipment and property leased pursuant to Hotel Contracts; (v) property owned by guests, Employees, or other persons (other than Seller or any Affiliate of Seller, unless denominated as an Excluded Asset) furnishing goods or services to the Hotel; and (vi) Improvements.

IRS: The Internal Revenue Service.

Land: The tract or parcel of land situated in Los Angeles County, California, more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all and singular the Seller’s interest in all transferable rights and appurtenances pertaining to such property, including, without limitation, (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction over Seller, the Hotel (including, for purposes of this Agreement, any local Board of Fire Underwriters), or the operation of the Hotel.

Liabilities: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present Employees, including attorneys’, consultants’ and expert witness fees and expenses.

Liquor Assets: Shall mean the Liquor Licenses, Liquor Inventory, and Liquor Personalty, collectively.

Liquor Assets Bill of Sale: Shall mean a duly executed bill of sale transferring to Purchaser the Liquor Assets, in the form set forth in Exhibit “I”.

Liquor Assets Escrow: Shall mean the escrow opened with the Liquor Assets Escrow Agent and established for the sale to Purchaser of the Liquor Assets.

Liquor Assets Escrow Agreement: Shall have the meaning given to such term in Section 18.01.

Liquor Assets Escrow Agent: Shall mean Heritage Bank of Commerce, Corporate Escrow Services, 150 Almaden Blvd., San Jose, California 95113, attention: Chloe Flowers.

Liquor Assets Purchase Price: Shall have the meaning given to such term in Section 18.01.

Liquor Inventory: Shall mean all alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupply as shall occur and be made in the normal course of business and consistent with past practices.

Liquor Inventory Purchase Price: Shall have the meaning given to such term in Section 18.01.

Liquor Licenses: Any and all licenses and permits required by the County of Los Angeles, the State of California, and any other applicable governmental authorities used in connection with the sale and/or consumption of alcoholic beverages at the Hotel.

Liquor Licenses Purchase Price: Shall have the meaning given to it in Section 18.01.

Liquor Personalty: Shall mean all fixtures, furnishings, equipment, glassware and other expendable items, and other personal property used in the sale of alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupplies as shall occur and be made in the normal course of business, exclusive, however, of the Liquor Inventory.

Liquor Seller: Shall have the meaning given to it in Section 18.01.

Management Agreement: That certain Management Agreement dated August 24, 1998 between Original Owner and Manager, as amended by that certain First Amendment to

Management Agreement dated June 19, 2002 and that certain Second Amendment to Management Agreement dated July 8, 2003, as assigned to Burbank II pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits, dated as of April 12, 2001 by and between Original Owner and Burbank II, as assigned to Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits dated June 29, 2004, and as assigned to Operating Lessee by Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses and Permits dated June 29, 2004.

Manager: Hilton Hotels Corporation

Miscellaneous Hotel Assets: All contract rights, leases, concessions, trademarks, logos, copyrights, goodwill, telephone numbers, assignable warranties, computer software and other items of intangible personal property relating to the ownership or operation of Hotel (including the name “Burbank Airport Hilton & Convention Center” but only to the extent Seller has any rights with respect to such name), used in connection with the Hotel, including specifically, without limitation, credit records, promotional literature, packaging materials, sales brochures, video tapes, sales manuals, customer lists, sales files and the information contained in any automated sales system maintained by Seller or Manager, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) the Management Agreement; (iv) Permits; (v) the Liquor Assets; (vi) Cash-On-Hand or Account Cash; (vii) Deposits; (viii) Accounts Receivable; (ix) books and records (except as provided in Section 14.01(g)); (x) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (xi) utility and similar deposits; (xii) prepaid insurance or other prepaid items; (xiii) prepaid license and permit fees; or (xiv) the “Hilton” name, logo or trademark; except to the extent that Seller receives a credit on the Closing Statement for any such item or matter, and except to the extent owned by Manager, the Daily Grill Manager, tenants under Space Leases and guests of the Hotel.

Notice and Notices: Shall have the meanings given to them in Section 13.01.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

OFAC: Shall have the meaning given to it in Section 5.01.

Operating Equipment and Supplies: All china, glassware, linens, silverware, and uniforms, engineering, maintenance, and housekeeping supplies, including, without limitation, soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall be made in the normal course of business but in accordance with present standards, including such items bearing a name or logo of Manager to the extent permitted by Manager.

Operating Lease: That certain Lease dated June 29, 2004 between Seller and Operating Lessee pursuant to which Seller leased the Property to Operating Lessee.

Operating Lessee: DTRS Burbank, L.L.C., a Delaware limited liability company and an affiliate of Seller.

Original Owner: SHC Burbank, L.L.C., a Delaware limited liability company and an affiliate of Seller.

Outside Closing Date: Shall have the meaning given to it in Section 18.02.

Owner’s Affidavit: Shall have the meaning given to it in Section 4.07.

Parking Services Agreement: That certain Services Agreement dated October 10, 2002 by and between Manager, as managing agent for Operating Lessee’s predecessor-in-interest, and the Parking Services Contractor, as amended by that certain First Amendment to Services Agreement dated January 20, 2004, and that certain Second Amendment dated June 8, 2004, as assigned to Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses, Warranties and Permits dated June 29, 2004, and as assigned to Operating Lessee by Seller pursuant to that certain Assignment and Assumption of Leases, Contracts, Licenses and Permits dated June 29, 2004.

Parking Services Contractor: Ace Parking Management, Inc., a California corporation.

Permits: All licenses, franchises, and permits, certificates of occupancy, authorizations, and approvals used in or relating to the ownership, occupancy, or operation of any part of the Property, including, without limitation, those necessary for the sale and on-premises consumption of food, provided, however, the Permits shall not include the Liquor Licenses.

Personal Property: All of the Property other than the Real Property.

Post Closing Obligations: Shall have the meaning given to it in Section 17.04.

Preliminary Closing Statement: The Preliminary Closing Statement required by Section 7.06.

Property: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment and Supplies; (iv) the Consumables; (v) the Hotel Contracts, the Documents, the Miscellaneous Hotel Assets and the Permits (other than Excluded Permits); (vi) the Inventory; (vii) the Bookings; (viii) the Deposits; (ix) the Accounts Receivable; and (x) the Liquor Assets; provided, however, that Property shall not include the Excluded Assets.

Property Access Agreement: That certain Property Access Agreement dated July 17, 2006 among Buyer, Seller and Operating Lessee, as amended by that certain First Amendment to Property Access Agreement dated July 24, 2006, and that certain Second Amendment to Property Access Agreement dated August 17, 2006.

Property Taxes: Shall have the meaning given to it in Section 7.01.

Purchase Price: Shall have the meaning given to it in Section 3.01.

Purchaser’s Closing Certificate: A certificate executed by Purchaser stating that the representations and warranties made by Purchaser in this Agreement are true in all material respects as of the Closing Date in the form attached hereto as Exhibit “N-1”.

Real Property: The Land together with the Improvements located on the Land.

Response Period: Shall have the meaning given to it in Section 4.06.

Review Period: Shall have the meaning given to it in Section 4.06.

Scheduled Encumbrances: The encumbrances listed on Exhibit “Q” attached hereto.

Seller’s Closing Certificate: A certificate executed by Seller stating that the representations and warranties made by Seller in this Agreement are true in all material respects as of the Closing Date in the form attached hereto as Exhibit “N-2”, except for changes in Exhibit “C” which occur in accordance with Section 10.01 and changes in Exhibits “E” or “F”, that do not materially, adversely affect the Hotel or the Property or interfere with Seller’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

Space Leases: All leases, licenses, concessions, and other occupancy agreements for the use or occupancy of any portion of the Real Property excluding, however, Bookings.

Survival Period: Shall have the meaning given to it in Section 17.04.

Title Commitment: Shall have the meaning given to it in Section 4.06.

Title Company: Commonwealth Title Insurance Company, as lead title insurer, provided that Commonwealth Title Insurance Company will co-insure the Title Policy with First American Title Insurance Policy on an equal basis.

Title Policy: An ALTA Owner’s Title Insurance Policy, Form B 1992 (with deletion of the creditors’ rights exclusion and the arbitration provisions) issued by the Title Company pursuant to the Title Commitment, with the coverages and endorsements described in the Title Commitment as updated under Section 4.08, in favor of Purchaser and in the amount of the Purchase Price showing good and indefeasible fee simple title in the Real Property to be vested in Purchaser, subject only to the Scheduled Encumbrances, together with such endorsements as Purchaser shall have requested and which the Title Company agrees to issue to Purchaser and Purchaser’s lender, if applicable (provided the Title Company’s agreement to issue any such endorsement shall not be required).

Transfer: Shall have the meaning given to it in Section 14.01.

Uniform System: The Uniform System of Accounts for the Lodging Industry (9th Revised Edition, 1996) as published by the Hotel Association of New York City, Inc., as the same may hereafter be revised.

Unopened Consumable Inventory: The Consumables, to the extent contained in unopened crates, cases or containers on the Closing Date.

1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,”

“herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE II

SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE

2.01 Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions of this Agreement.

2.02 As-is, Where-is.

(a) Purchaser represents that by reason of its business and financial experience and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment. Purchaser has had an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Purchaser represents, warrants, and agrees that, except for the representations and warranties expressly set forth in Section 5.01 hereof or in any document or certificate executed by Seller pursuant to the terms of this Agreement, Purchaser is relying on its own inspections, examinations, and investigations in making the decision to purchase the Property.

(b) Except for the representations and warranties expressly set forth in Section 5.01 hereof or in any other document or certificate delivered pursuant to the terms of this Agreement and the consummation of Seller’s other Obligations hereunder, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, or other literature, maps or sketches, projections, proformas, statements, representations, guaranties, or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller.

(c) Except for the representations and warranties expressly set forth in Section 5.01 hereof and in any other document or certificate executed and delivered by Seller pursuant to the terms of this Agreement and the consummation of Seller’s other Obligations hereunder, Purchaser is not relying and has not relied on Seller or any of its partners, or any of their respective officers, members, partners, directors, shareholders, agents, attorneys, employees, or representatives as to (i) the quality, nature, adequacy, or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water which comprise a part of the Real Property, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Real Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Real Property or the habitability, merchantability or fitness, suitability, or adequacy of the Property or any portion thereof for any particular use or purpose, (vi) the zoning or other legal status of any portion of the Property, (vii) the compliance by the Property, or any portion of the Property, or the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Property.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF AND IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF SELLER’S OTHER OBLIGATIONS HEREUNDER, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF ALL RIGHT, TITLE, AND INTEREST OF SELLER IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE (EXCEPT AS TO ACTS OF SELLER AND AS TO SELLER’S OWNERSHIP OF THE PERSONAL PROPERTY), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF SELLER’S OTHER OBLIGATIONS HEREUNDER, THE SOLE PERIL AND RISK OF EVICTION (EXCEPT AS A RESULT OF ACTS OF SELLER) WITH RESPECT TO THE REAL PROPERTY SHALL BE ASSUMED BY PURCHASER, BUT WITH FULL SUBSTITUTION AND SUBROGATION IN AND TO ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF SELLER’S OTHER OBLIGATIONS HEREUNDER, PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS.”

(e) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO ACTS OF SELLER AND AS TO SELLER’S OWNERSHIP OF THE PERSONAL PROPERTY), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR

UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF AND IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF SELLER’S OTHER OBLIGATIONS HEREUNDER, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY.

(f) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. UNLESS SUCH CLAIM ARISES PURSUANT TO THE TERMS OF SECTION 5.01 OF THIS AGREEMENT, PURCHASER RELEASES SELLER FROM ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER OF WHATEVER KIND OR NATURE NOW OR HEREAFTER RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL

CLAIMS PURCHASER MAY HAVE AGAINST SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY CALIFORNIA EQUIVALENT, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW, PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW.

(g) MOLD OCCURS NATURALLY IN ALMOST ALL INDOOR ENVIRONMENTS. MOLD SPORES MAY ALSO ENTER A STRUCTURE THROUGH OPEN DOORWAYS, WINDOWS OR A VARIETY OF OTHER SOURCES. PURCHASER ACKNOWLEDGES THAT THE IMPROVEMENTS ARE LOCATED IN A CLIMATE WHICH IS CONDUCIVE TO THE GROWTH OF MOLD AND/OR MILDEW, AND THAT IT IS NECESSARY TO PROVIDE ONGOING PROPER VENTILATION AND DEHUMIDIFICATION OF THE IMPROVEMENTS TO RETARD OR PREVENT THE GROWTH OF MOLD AND/OR MILDEW. MOLD AND/OR MILDEW MAY BE PRESENT DURING OR AFTER CONSTRUCTION IN THE INDOOR AIR AND/OR ON THE INTERIOR SURFACES OF THE IMPROVEMENTS, INCLUDING, BUT NOT LIMITED TO, WALL CAVITIES, ATTICS, WINDOWS AND/OR ON THE EXTERIOR SURFACES OF THE IMPROVEMENTS OR ANY PART THEREOF. PURCHASER AND SELLER HEREBY SPECIFICALLY AGREE THAT, EXCEPT AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL NOT BE RESPONSIBLE FOR THE PREVENTION OF MOLD AND/OR MILDEW OR ANY DAMAGE, PERSONAL INJURY, LOSS OF INCOME, EMOTIONAL DISTRESS, DEATH, LOSS OF USE, DIMINUTION OR LOSS OF VALUE OF THE PROPERTY, ECONOMIC DAMAGES, PROPERTY DAMAGE, PERSONAL INJURY, OR ADVERSE HEALTH EFFECTS RELATING TO, ARISING FROM, RESULTING FROM OR CAUSED BY MOLD AND/OR MILDEW ACCUMULATION REGARDLESS OF THE CAUSE OF SAID MOLD AND/OR MILDEW.

(h) NEITHER PURCHASER NOR SELLER SHALL BE LIABLE FOR ANY SPECULATIVE PROFITS, OR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT (EXCEPT FOR THE TORT OF FRAUD), OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(i) PURCHASER HEREBY RELEASES SELLER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE CONSUMMATION OF SELLER’S OTHER OBLIGATIONS HEREUNDER, AND

PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, PROVIDED, THAT: (A) NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW; AND (B) PURCHASER DOES NOT SO RELEASE SELLER FROM ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, AND ONLY TO THE EXTENT, THAT SELLER ACTUALLY RECEIVES INSURANCE PROCEEDS, REIMBURSEMENT OR OTHER COMPENSATION WITH RESPECT TO THE CONDITION GIVING RISE TO SUCH CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES OR SUCH CLAIM IS COVERED BY SELLER’S LIABILITY INSURANCE.

(j) SELLER HEREBY RELEASES PURCHASER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH SELLER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE, AND ANY AND ALL CLAIMS SELLER MAY HAVE AGAINST PURCHASER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY CALIFORNIA EQUIVALENT, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW (PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT SELLER MAY HAVE AGAINST ANY OF ITS PREDECESSORS IN TITLE UNDER APPLICABLE LAW), AND SELLER WILL NOT LOOK TO PURCHASER OR ANY PURCHASER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, PROVIDED, THAT: (A) NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT SELLER MAY HAVE AGAINST PURCHASER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW; (B) SELLER DOES NOT SO RELEASE PURCHASER FROM ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, AND ONLY TO THE EXTENT, THAT PURCHASER ACTUALLY RECEIVES INSURANCE PROCEEDS, REIMBURSEMENT OR OTHER COMPENSATION WITH RESPECT TO THE CONDITION GIVING RISE TO SUCH CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES OR SUCH CLAIM IS COVERED BY PURCHASER’S LIABILITY INSURANCE; AND (C) SELLER DOES NOT SO RELEASE PURCHASER FROM ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES ARISING FROM PURCHASER’S ACTIVITIES PURSUANT TO THE PROPERTY ACCESS AGREEMENT, AND TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS PROVISIONS OF THIS SECTION 2.02(j) AND THE TERMS AND PROVISIONS OF THE PROPERTY ACCESS AGREEMENT, THE TERMS AND PROVISIONS OF THE PROPERTY ACCESS AGREEMENT SHALL CONTROL TO THE EXTENT NECESSARY TO RESOLVE SUCH CONFLICT OR INCONSISTENCY.

(k) PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND SELLER, AND EXPLAINED IN DETAIL, AND THAT PURCHASER AND SELLER HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVERS.

Seller’s Initials	Purchaser’s Initials

/s/ RTM	/s/ WQF

(l) PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. THE FOREGOING RELEASES INCLUDE CLAIMS OF WHICH THE PARTIES ARE PRESENTLY UNAWARE OR WHICH THE PARTIES DO NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER OR SELLER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE TO SELLER AND SELLER’S RELEASE TO PURCHASER, RESPECTIVELY. PURCHASER AND SELLER EACH SPECIFICALLY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

Seller’s Initials	Purchaser’s Initials

/s/ RTM	/s/ WQF

2.03 Termination of Management Agreement. Pursuant to Section 8.1(f) of the Management Agreement, Operating Lessee has the right under the circumstances set forth therein to terminate the Management Agreement (the “HMA Termination”). Purchaser desires that Operating Lessee terminate the Management Agreement in accordance with the provisions of Section 8.1(f) of the Management Agreement:

(a) Seller shall promptly after the deposit of the Earnest Money in accordance with the provisions of Section 3.01(a) cause Operating Lessee to provide written notice of termination to the Manager in accordance with Section 8.1(f) of the Management Agreement, which termination date shall be effective sixty (60) days from the date Seller delivers such notice to the Manager;

(b) Purchaser and Seller shall bear equally the $650,000 termination fee set forth in Section 8.1(f)(ii) of the Management Agreement (the “HMA Termination Fees”);

(c) Seller shall or shall cause Operating Lessee to be responsible for the fees and charges set forth in Section 8.1(f)(iii) of the Management Agreement; and

(d) Seller shall cause Operating Lessee to execute and deliver to Manager the release contemplated by Section 8.1(f)(iv) of the Management Agreement.

(e) At Purchaser’s request, Seller shall and shall cause Operating Lessee to cooperate with Purchaser in seeking Manager’s consent to the termination of the Management Agreement prior to the expiration of the 60 day period referred to in paragraph (a) and effective as of the Closing Date, provided that Purchaser shall be solely responsible for any additional costs or expenses (over and above the HMA Termination Fees) payable to Manager with respect to any such earlier termination of the Management Agreement.

ARTICLE III

PURCHASE PRICE

3.01 Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be ONE HUNDRED TWENTY FIVE MILLION AND NO/100 DOLLARS ($125,000,000.00), plus or minus prorations and adjustments as provided in this Agreement. The Purchase Price shall be payable by Purchaser as follows:

(a) Within two (2) business days of the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,500,000.00), by a certified check or wire transfer of immediately available United States of America funds as an earnest money deposit (together with interest earned thereon, the “Earnest Money”).

(b) On or before 2:00 p.m. Pacific Daylight Time on the Closing Date, FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) of the Purchase Price shall be deposited directly into the Liquor Assets Escrow in satisfaction of Purchaser’s obligation to deposit the Liquor Assets Purchase Price into the Liquor Assets Escrow.

(c) On or before 2:00 p.m. Pacific Daylight Time on the Closing Date, Purchaser shall pay to the Escrow Agent the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money unless, pursuant to the terms of this Agreement, the Earnest Money is paid to Seller, in which event Seller shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money. For those purposes, Purchaser’s federal taxpayer identification number is 20-4081689 and Seller’s federal tax identification number is 20-1231509.

3.02 Earnest Money Escrow Agreement. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the terms of this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions of this Agreement. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller or the termination of this Agreement in accordance with its terms, the Earnest Money shall be applied as provided in this Agreement.

3.03 Allocation of Purchase Price. Prior to the Closing Date, Seller and Purchaser shall use commercially reasonable efforts to agree upon the allocation of the Purchase Price between the Real Property and the Personal Property included within the Property for purposes of the State of California’s real property transfer tax and personal property sales tax declarations; provided, however, that the allocation of the Purchase Price to Personal Property shall in no event exceed eight percent (8%) of the Purchase Price.

ARTICLE IV

INSPECTIONS

4.01 Inspections. Purchaser and its representatives shall be permitted to make inquiries with respect to the Property and to enter upon the Property at any reasonable time and from time to time to examine, inspect, and investigate the Property as well as all records and other documentation located at the Property or maintained by Seller, Operating Lessee, or Manager relating to the Property wherever located (collectively, “Due Diligence”). The Due Diligence shall be subject to the terms, conditions, and limitations set forth in this Article IV, and Purchaser’s conduct shall be in compliance with the covenants and agreements contained in this Article IV.

4.02 Review and Inspection.

(a) Prior to Closing, Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance:

(i) Purchaser provides reasonable prior notice to Seller in writing of its intent to enter the Property to conduct its Due Diligence as set forth below;

(ii) Purchaser’s Due Diligence shall be conducted so as not to interfere in any material respect with, and shall take into consideration, the use and operation of the Property by Operating Lessee;

(iii) Purchaser is in full compliance with the insurance requirements set forth in Section 4.05; and

(iv) any intrusive or destructive investigations shall require Seller’s prior written consent.

(b) At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence.

(c) Purchaser shall use commercially reasonable efforts to ensure that neither it nor any of its representatives interfere with the guests of the Hotel or ongoing operations occurring at the Property. Purchaser shall notify Seller in writing not less than one (1) Business Day in advance of undertaking any Due Diligence at the Property, which notification shall describe the nature of the review work to be undertaken, the estimated time and duration of the review and shall identify the parties making the review.

(d) Purchaser shall not cause or permit any mechanics’ liens, materialmen’s liens, or other liens to be filed against the Property as a result of its Due Diligence.

(e) Any meetings or interviews with any Employees prior to the Closing Date must be scheduled through Rich Moreau or Ken Barrett of Seller or the general manager of the Property, on behalf of Manager, and representatives of Seller and/or Manager shall be permitted to attend any such meeting or interview.

(f) Any Due Diligence performed at the Property shall be done at Purchaser’s sole cost and expense by agents, consultants or contractors hired by Purchaser who are reasonably acceptable to Seller.

(g) Purchaser will not be required to deliver or disclose any proprietary information prepared for Purchaser in connection with this transaction, i.e. internal models, budgets and projections and renovation plans.

4.03 Testing. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a Phase II environmental assessment, without (a) submitting to Seller the scope and inspections for such testing; and (b) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.04 Confidentiality. Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, potential lenders, accountants, attorneys, other professionals and consultants, and potential investment sources in connection with the transaction contemplated in this Agreement) without Seller’s prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated by this Agreement. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence for a period of one (1) year unless Purchaser is obligated by law to make such disclosure and, to the extent possible, any information provided by Seller to Purchaser shall, upon Seller’s request, be returned or delivered to Seller at Purchaser’s sole cost and expense.

4.05 Indemnification; Insurance. Except for discovery or identification of existing Liabilities or conditions, Purchaser agrees to indemnify, protect, defend, and hold Seller and its respective partners, trustees, beneficiaries, shareholders, members, managers, advisors, and other agents, and their respective partners, members, trustees, beneficiaries, employees, officers, directors, and shareholders (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with Purchaser’s inspection of the Property (including activities of any of Purchaser’s employees, consultants, contractors, or other agents relating to the Property) by reason of mechanics’ liens, damage to the Property, or injury to persons or property resulting from such activities. If the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and have in effect commercial general liability insurance, containing a waiver of subrogation acceptable to Seller in its sole discretion and with limits of at least Two Million Dollars ($2,000,000.00), for bodily or personal injury or death covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives at the Hotel, which insurance shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A-:VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under this Section 4.05 prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller. The provisions of this Section 4.05 shall survive the Closing or termination of this Agreement.

4.06 Title and Survey. Purchaser has obtained the Existing Survey and a title commitment issued by the Title Company covering the Real Property (the “Title Commitment”), along with copies of all instruments constituting exceptions to title listed thereto. Prior to Closing, Purchaser shall have the right to obtain, at Purchaser’s sole cost and expense, any desired endorsements to the Title Policy which are available (provided the Title Company’s agreement to issue any endorsements other than those set forth in the Title Commitment shall not be a condition to Purchaser’s obligations hereunder).

4.07 Conveyance of Title. At the Closing, if requested by the Title Company, Seller and Operating Lessee shall execute an owner’s affidavit in the form attached hereto as Exhibit “M” (the “Owner’s Affidavit”) and a gap undertaking, and Seller and/or Purchaser (as applicable) shall execute any other documents, undertakings and agreements required by the Title Company to issue to Purchaser, at Seller’s expense, the Title Policy covering the Property in the full amount of the Purchase Price, without exceptions other than the Scheduled Encumbrances.

4.08 Pre-Closing Title Defects.

(a) Not less than ten (10) days prior to Closing, Purchaser may direct the Title Company to update the Title Commitment to, as closely as possible, the Closing Date but no less than five (5) days prior to the Closing Date. If such update identifies any matters other than the Scheduled Encumbrances (such matters, the “Additional Exceptions”), Seller shall have three (3)

days from receipt of Purchaser’s notice in which to remove such Additional Exceptions (or to commit at that time to remove them at Closing). Purchaser’s objections to the Additional Exceptions (the “Additional Permitted Objections”) may not include any item deemed a Scheduled Encumbrance, and any objections based on an update of the Existing Survey shall be limited to matters:

(i) shown on or due to the updated Existing Survey that would have an adverse affect on the operation, use or value of the Property, and

(ii) that were not caused by or through Purchaser.

(b) Seller shall be obligated to use commercially reasonable efforts to remove at or prior to Closing all Additional Permitted Objections and shall remove all Additional Permitted Objections which are removable by payment of an ascertainable amount, as well as the Operating Lease. If Seller does not elect to cure any Additional Exception which it is not obligated to cure, Purchaser shall have the right to elect, in writing, at or prior to the Closing, either:

(i) to terminate this Agreement, whereupon the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination, or

(ii) to accept title to the Property subject to such Additional Exception.

(c) If Seller does timely so cure the Additional Permitted Objections, according to the terms hereof, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any Additional Permitted Objections and thereby to preserve this Agreement in effect. The Additional Exceptions, to the extent the Additional Exceptions are not the subject of Purchaser’s Additional Permitted Objections or are waived by Purchaser, and any matters caused by or through Purchaser, shall be included in the Title Policy and deemed to be Scheduled Encumbrances.

4.09 Estoppels and Consents to Assignment. At Purchaser’s request, Seller shall apply for estoppel certificates and/or consents to assignment with respect to any Scheduled Encumbrances, Space Leases, Hotel Contracts, Documents, Permits or Miscellaneous Hotel Assets and/or the Management Agreement for which Purchaser desires an estoppel certificate or consent. Seller shall use its commercially reasonable efforts to obtain such estoppels and consents. Seller shall promptly provide Purchaser with copies of all correspondence with the parties from whom estoppel certificates and/or consents are being requested. Neither Purchaser nor Seller shall be required to pay any amount in order to obtain the estoppels or consents referenced hereinabove. The receipt of any such estoppel certificates or consents shall not be deemed a condition to Closing and Purchaser shall have no right to delay, defer or refuse to proceed to Closing based on the inability to obtain any such estoppel certificates or consents; provided, however, that in the event Purchaser is unable to obtain any such estoppel certificate or consent, Seller shall provide Purchaser with an estoppel certificate based on Seller’s knowledge with respect to such facts as Purchaser may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Seller. Seller hereby represents and warrants the following to Purchaser:

(a) Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is in good standing and qualified to do business in the State of California. Seller has full right, power and authority, has obtained all necessary limited liability company consents, and has taken all limited liability company and other action necessary to authorize Seller to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The person executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Seller at the Closing will be, binding and legal obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent or approval of any third party or any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Seller or an Affiliate of Seller is a party or by which it or the Property is bound.

(c) Hotel Contracts. Exhibit “C” identifies all Hotel Contracts in effect on the Effective Date and to Seller’s knowledge the information noted therein is complete and correct in all material respects. Seller has provided to Purchaser true and correct copies of all Hotel Contracts shown on Exhibit “C”. None of the Hotel Contracts delivered by Seller to Purchaser has been amended, modified or supplemented in any way since Seller’s delivery to Purchaser thereof and the same are in full force and effect. In the event a Hotel Contract is discovered after the Effective Date that is not listed on Exhibit “C”, the discovery shall not constitute a breach of representation by Seller (unless Seller intentionally failed to disclose the Hotel Contract), but Purchaser shall not be required to assume that Hotel Contract unless Purchaser elects to do so. To Seller’s knowledge, there exists no circumstance or state of facts that constitutes a default by Operating Lessee under, or by the other party to, any Hotel Contract, or that would, with the passage of time or the giving of notice, or both, constitute such a default. No other party to a Hotel Contract has given written notice to Seller or Operating Lessee of any defenses, set-offs or claims in connection with any of the Hotel Contracts.

(d) Space Leases. Exhibit “D” identifies all Space Leases and to Seller’s knowledge the information noted therein is complete and correct in all material respects. Seller has provided to Purchaser true and correct copies of all Space Leases shown on Exhibit “D”. None of the Space Leases delivered by Seller to Purchaser has been amended, modified or supplemented in any way since Seller’s delivery to Purchaser thereof and the same are in full force and effect. Operating Lessee is the owner of the entire lessor’s interest in and to the Space Leases. Except as indicated on the rent roll delivered by Seller to Purchaser:

(i) no rentals or other amounts due under the Space Leases have been paid more than one (1) month in advance,

(ii) all security and other deposits of any type required under the Space Leases, to the extent delivered, are being held by Seller or Operating Lessee (neither Seller nor Operating Lessee having knowledge of any security deposits not having been delivered or credited to Seller or Operating Lessee),

(iii) to Seller’s knowledge, there exists no circumstance or state of facts that constitutes a default by Operating Lessee or any tenant under the Space Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of Operating Lessee or any tenant under any of the Space Leases, or that entitles any tenant under the Space Leases to defenses against the prompt, current payment of rent and/or other payments and performance of obligations thereunder, and

(iv) none of the tenants under the Space Leases has given written notice of any defenses, set-offs or claims in connection with any of the Space Leases. Neither Seller nor Operating Lessee has any knowledge of any pending or threatened litigation by any tenant against Operating Lessee or the Seller with regard to any Space Lease.

(e) Pending Litigation or other Proceedings. Except as described in Exhibit “E”, there are no governmental investigations, arbitrations, unsatisfied orders or judgments, actions, suits, or other proceedings, pending or, to Seller’s knowledge, threatened against Seller or Operating Lessee, or otherwise with respect to the Property which might have a material adverse effect on the Hotel or the Property, or which might materially interfere with Seller’s, Operating Lessee’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

(f) Condemnation. There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to Seller’s knowledge, threatened with regard to the Property.

(g) Employees.

(i) All of the Employees are employees of Manager or an Affiliate of Manager, or of the Daily Grill Manager, or of the Parking Services Contractor and not of Seller or Operating Lessee

(ii) Neither Seller nor Operating Lessee has any leased employees, as that term is defined in Section 414(n) of the Internal Revenue Code, providing services to the Hotel.

(iii) Neither Seller nor Operating Lessee:

(A)	has been confronted or approached by any labor union with regard to representing any Employees;

(B)	is a party to any collective bargaining agreements with any labor union with respect to any Employees;

(C)	has received written notice from any Employee, any governmental authority or any other person, entity or agency making a formal charge, complaint or request for a grievance or arbitration proceeding against Seller or Manager or alleging a violation of any applicable law relating to the employment of any of the Employees;

(iv) To the knowledge of Seller:

(A)	there are no union organizing activities in regard to any Employees and there is no labor unrest at the Hotel;

(B)	Manager has not been confronted or approached by any labor union with regard to representing any Employees;

(C)	Manager is not a party to any collective bargaining agreements with any labor union with respect to any Employees;

(D)	Manager is not a party to any written employment or compensation agreements with any of the Employees; and,

(E)	except as set forth on Exhibit “E”, Manager has not received written notice from any Employee, any governmental authority or any other person, entity or agency making a formal charge, complaint or request for a grievance or arbitration proceeding against Seller, Operating Lessee, or Manager or alleging a violation of any applicable law relating to the employment of any of the Employees.

(h) Notices. Except as noted on Exhibit “F”, neither Seller nor Operating Lessee has received from any governmental authority any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Hotel or the Property, including but not limited to zoning and ADA matters, which have not been corrected to the satisfaction of the issuer of the notice or which would have a material adverse effect on the Hotel or the Property.

(i) No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986 as amended.

(j) Prohibited Persons and Transactions. Neither Seller nor to Seller’s knowledge any of its Affiliates, nor to Seller’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Seller’s knowledge none of its employees, officers, directors, representatives or agents is, nor will they knowingly become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Seller’s knowledge Seller is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

(k) ERISA.

(i) Neither Seller nor Operating Lessee nor an ERISA Affiliate of either of Seller or Operating Lessee sponsors, maintains, or contributes to an Employee Benefit Plan on behalf of any current or former Employees.

(ii) No lien exists on the Property by operation of law or otherwise as a result of the operation or maintenance by Seller, Operating Lessee or an ERISA Affiliate of Seller or Operating Lessee, of any Employee Benefit Plans.

(iii) Neither Seller nor Operating Lessee is an Employee Benefit Plan and none of Seller’s or Operating Lessee’s assets are plan assets as defined or determined under ERISA.

(l) Environmental Matters. To Seller’s knowledge (i) no Hazardous Substance is located on the Property, except for amounts permitted by Environmental Laws and used in the ordinary course of the Hotel’s business, and (ii) Seller has not received a written notice from a governmental authority alleging a violation of any Environmental Law, which has not been addressed and cured in accordance with Environmental Laws. Exhibit “O” attached hereto contains a complete list of all environmental assessment reports in Seller’s possession or control, true and complete copies of which have been delivered to Purchaser.

(m) Title. Seller or Operating Lessee owns good and marketable title to (i) the Fixtures and Personal Property, (ii) the Operating Equipment and Supplies, (iii) the Consumables, (iv) the Inventory, (v) the Deposits, and (vi) the Liquor Assets, free and clear of all liens, claims and encumbrances other than those which will be released at Closing.

(n) Bankruptcy. There has been no filing by or against Seller or Operating Lessee of a petition in bankruptcy under any applicable law, or the filing by or against Seller or Operating Lessee of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Seller or

Operating Lessee under any applicable law or regulation relating to bankruptcy, insolvency or other relief for debtors.

(o) Brokerage. Seller warrants and represents to Purchaser that it has not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than Eastdil Secured, which is to be paid a real estate commission by Seller pursuant to a separate agreement between Seller and Eastdil Secured, and Seller agrees to indemnify and hold Purchaser and its Indemnitees harmless against and from any and all Liabilities incurred by Purchaser arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of Seller.

(p) Taxes and Assessments. To Seller’s knowledge, true and complete copies of the most recent real estate tax bills for the Property have been delivered to Purchaser.

(q) Insurance. To Seller’s knowledge, neither Seller nor Operating Lessee has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(r) Permits. To Seller’s knowledge, Seller has made available to Purchaser a true and complete copy of all Permits and Liquor Licenses. Neither Seller nor Liquor Seller has received any written notice from any governmental authority or other person of (i) any violation, suspension, revocation or non-renewal of any Permit or Liquor License that has not been cured or dismissed, or (ii) any failure by Seller, Liquor Seller or Manager to obtain any permits or liquor licenses required for the Property that has not been cured or dismissed.

(s) Bookings. To Seller’s knowledge, Purchaser has been provided with a correct “pace report” of all group Bookings for the ninety (90) days following the date of such “pace report,” which group “pace report” shall be updated at Closing and made available to Purchaser at the Property.

(t) Financial Statements. To Seller’s knowledge, the financial statements for the years ended December 31, 2003, December 31, 2004, and December 31, 2005, and year-to-date financial statements from January through May, 2006, with respect to the Property that were provided to Purchaser (i) are true and complete copies of the financial statements prepared by Seller or Manager with respect to the Property, and (ii) have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly, in all material respects, the operating results of the Property for the periods covered by such financial statements, subject to standard year-end adjustments for any year-to-date financial statements.

(u) Gift Certificates. To Seller’s knowledge, Purchaser has been provided with a true and accurate list of all gift certificates outstanding for the Property as of a date no earlier than one (1) week prior to the Effective Date, which list shall be updated at Closing.

(v) Management Agreement. Seller has provided to Purchaser a true and correct copy of the Management Agreement, and (except as set forth in the definition of the

Management Agreement) the Management Agreement has not been amended, modified or supplemented in any way and is in full force and effect. To Seller’s knowledge, there exists no circumstance or state of facts that constitutes a default by Seller, Operating Lessee or Manager under the Management Agreement, or that would, with the passage of time, or the giving of notice, or both, constitute a default on part of Seller, Operating Lessee or Manager under the Management Agreement. Manager has not given Operating Lessee or Seller written notice of any defenses, set-offs or claims in connection with the Management Agreement.

(w) Development Fee. The Redevelopment Agency of the City of Burbank has made no claim against Seller that all or any portion of the Development Fee, as set forth in the Second Implementation Agreement to the Disposition and Development Agreement recorded as Instrument No. 80-1131930, is due and owing.

(x) Traffic Signal. The City of Burbank has not made a written request that Seller make any payment of fees for the installation of a traffic signal at the entrance of the Project on Thornton Avenue, pursuant to the First Amendment to Development Agreement recorded as Instrument No. 91-1437795.

For the purposes of this Agreement, whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge of Seller or words of similar import, such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation of (i) Laurence Geller, Rich Moreau and Ken Barrett, but excluding any such knowledge that is based on facts disclosed in writing to or otherwise actually known by Warren Q. Fields, the individual within the employ of Purchaser responsible for overseeing the purchase of the Property from Seller, prior to the Closing Date. Subject to the foregoing limitations, the knowledge of Seller shall be deemed to include the knowledge of Operating Lessee. Purchaser shall be entitled to interview the current general manager of the Hotel with regard to the matters set forth in this Section 5.01, but the knowledge of the general manager or any other Employee which is not known to Seller or Operating Lessee shall not be imputed to Manager, Seller or Operating Lessee and the comments of the general manager or any other Employee shall not constitute a representation of the Manager or Seller.

The representations and warranties of Seller as set forth in or made pursuant to this Section 5.01 shall survive the Closing Date for the Survival Period (as hereinafter defined) and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

5.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

(a) Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date of Closing, Purchaser or its title-taking designee or assignee shall be in good standing and qualified to do business in the State of California. Purchaser has full right, power and authority, has obtained all necessary consents, and has taken all corporate and other action necessary to authorize Purchaser, to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The person executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Purchaser at the Closing, will be binding and legal obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(b) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent, approval or authorization of any third party or any governmental authority (including the judicial system or any part thereof), nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Purchaser, or an Affiliate of Purchaser, is a party or by which it or its property is bound.

(c) Prohibited Persons and Transactions. Neither Purchaser nor to Purchaser’s knowledge any of its Affiliates, nor to Purchaser’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Purchaser’s knowledge, none of its employees, officers, directors, representatives or agents is, nor will they knowingly become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Purchaser’s knowledge Purchaser is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

(d) ERISA. The assets of Purchaser are not “plan assets” under (and as such term is defined in) ERISA.

(e) Brokerage. Purchaser warrants and represents to Seller that it has not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than Eastdil Secured, and Purchaser agrees to indemnify and hold Seller and its Indemnitees harmless against and from any and all Liabilities incurred by Seller arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of Purchaser, provided that Purchaser shall not indemnify Seller with respect to Eastdil Secured (see Seller’s representation in Section 5.01(o)).

(f) Litigation. There are no actions, suits or proceedings (including, but not limited to bankruptcy) pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting Purchaser, that if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

The representations and warranties of Purchaser as set forth in or made pursuant to this Section 5.02 shall survive the Closing Date for a period of nine (9) months and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

ARTICLE VI

CLOSING AND CLOSING DELIVERIES

6.01 Closing and Escrow. The Closing shall take place at the offices of the Escrow Company on the Closing Date, unless mutually extended by Seller and Purchaser. This Agreement shall not be merged into any Escrow Instructions, but any Escrow Instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

6.02 Seller’s Deliveries. One business day prior to Closing, except as otherwise noted, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate, provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement:

(a) a recordable Grant Deed (the “Deed”) from Seller to Purchaser conveying good and marketable title to the Real Property in the form attached to this Agreement as Exhibit ”G”, subject to only the Scheduled Encumbrances;

(b) four (4) originals of a Bill of Sale transferring to Purchaser each and every item of Personal Property to be transferred (other than the Liquor Assets and the Personal Property transferred by the General Assignment) in the form attached to this Agreement as Exhibit “J”;

(c) four (4) originals of the Liquor Assets Escrow Agreement in the form attached to this Agreement as Exhibit “H”;

(d) four (4) originals of the Liquor Assets Bill of Sale transferring the Liquor Assets to Purchaser in the form attached to this Agreement as Exhibit “I”;

(e) four (4) original counterparts of an assignment (“General Assignment”) of all of Seller’s and/or Operating Lessee’s right, title and interest in, to and under the Bookings, Hotel Contracts, the Documents, the Space Leases, if any, Deposits, Accounts Receivable, Permits (other than Excluded Permits) and Miscellaneous Hotel Assets in the form attached to this Agreement as Exhibit “K”;

(f) unless the Management Agreement shall have been terminated on or before the Closing Date, four (4) original counterparts of an Assignment and Assumption of the Management Agreement in the form attached to this Agreement as Exhibit “P”;

(g) four (4) originals of the Seller’s Closing Certificate;

(h) California 593-C Certificate;

(i) four (4) originals of an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit “L”;

(j) notices to parties to Hotel Contracts of change in ownership of the Hotel, if requested by Purchaser;

(k) four (4) drafts of the Preliminary Closing Statement to be updated prior to Closing as necessary until final;

(l) the Owner’s Affidavit, gap undertaking, and other documents to be delivered by Seller pursuant to Section 4.07 above;

(m) to the extent the Personal Property includes any vehicles owned by Seller, title to such vehicle, executed by Seller in such manner as is required to convey ownership to Purchaser, and registration materials;

(n) the estoppel certificates and consents provided for in Section 4.09, to the extent applicable;

(o) copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, limited liability company, or trust documents or agreements relating to Seller as the Title Company shall reasonably require in connection with this transaction;

(p) any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required under applicable law; and

(q) all keys and combinations to the Property.

6.03 Purchaser’s Deliveries. One business day prior to the Closing, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate, provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement:

(a) the Purchase Price required to be paid pursuant to Section 3.01 (which may be delivered on the Closing Date);

(b) four (4) original counterparts of the General Assignment;

(c) unless the Management Agreement shall have been terminated on or before the Closing Date, four (4) original counterparts of the Assignment and Assumption of the Management Agreement;

(d) four (4) originals of the Purchaser’s Closing Certificate;

(e) the documents required to be delivered by Purchaser pursuant to Section 4.07 above, provided that the purchaser’s statement shall be limited to Purchaser’s acts or the acts of those parties acting by, through or under Purchaser on or in connection with the Property;

(f) four (4) originals of the Liquor Assets Escrow Agreement;

(g) four (4) originals of the Liquor Assets Bill of Sale;

(h) four (4) originals of the Preliminary Closing Statement to be updated prior to Closing as necessary until final;

(i) copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, or trust documents or agreements relating to Purchaser as the Title Company shall reasonably require in connection with this transaction; provided, however, in no event shall Purchaser be required to deliver to Seller or the Title Company a copy of its Limited Liability Company Agreement; and

(j) any required real estate transfer tax declaration or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality, together with any change of ownership statements required under applicable law.

6.04 Expenses.

(a) Seller shall pay the following expenses: (i) subject to the provisions of Section 6.04(c), below, all sales taxes and transfer or similar taxes levied by the State of California, the County of Los Angeles and the City of Burbank attributable to the transfer of the Property; (ii) the title premium for the basic Title Policy up to a maximum amount of $43,750; (iii) the costs to obtain the Existing Survey; (iv) fifty percent (50%) of all closing escrow fees; (v) Seller’s legal fees and expenses; (vi) the costs and expenses of Seller’s compliance with Section 4.08; and (vii) fifty percent (50%) of the HMA Termination Fees.

(b) Purchaser shall pay the following expenses: (i) extended coverage and endorsements to the basic Title Policy and any premium costs in excess of $43,750; (ii) the costs to update the Existing Survey; (iii) the costs and expenses of compliance with Purchaser’s obligations under Article IV hereof, excluding Section 4.08; (iv) fifty percent (50%) of all closing escrow fees; (v) fifty percent (50%) of the HMA Termination Fees; (vi) the fee for the recording of the deed and Purchaser’s mortgage, if any; (vii) all costs and expenses incurred in connection with the transfer of any transferable Permits, warranties, or licenses in connection with the ownership or operation of the Property; (viii) all costs and expenses associated with Purchaser’s financing, if any; and, (ix) Purchaser’s legal fees and expenses.

(c) Notwithstanding the provisions of Section 6.04(a) and Section 6.04(b), if for any reason any portion of the HMA Termination Fees are not paid or payable, Purchaser shall bear a portion of any sales or transfer taxes or similar taxes levied by the State of California, the County of Los Angeles and the City of Burbank attributable to the transfer of the Property in an amount equal to: (i) the difference between $650,000 and the HMA Termination Fees actually paid or payable, multiplied by (ii) fifty percent (50%). To the extent such sales or transfer taxes or similar taxes are paid by Seller, Purchaser shall remain obligated to reimburse Seller such amount, if any, as is calculated in accordance with the provisions of this Section 6.04(c), which obligation shall survive the Closing.

(d) All other costs and expenses incurred in effecting the Closing hereunder shall be paid or shared (as applicable) by Seller and/or Purchaser in accordance with local custom in Los Angeles County, California.

(e) The provisions of this Section 6.04 shall survive the Closing or any termination of this Agreement.

6.05 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

6.06 Possession. Possession of the Property shall be delivered at the Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotel by Seller, at its expense, on or before the Closing Date. Seller, at its expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed. Seller shall cause Manager to leave at the Hotel all Permits other than Excluded Permits; the Hotel Contracts to the extent assigned to and assumed by Purchaser pursuant to the General Assignment; books and records with respect to the Hotel, and the Bookings and reservation lists and all other assets comprising the Property. To the extent in Manager’s possession, Seller shall also cause Manager to leave at the Hotel the certificate of occupancy and, if available, “as-builts” and other relevant construction documents for the Hotel. Nothing contained in this Section 6.06 shall cause Seller to be liable for Purchaser’s failure to obtain any permit or license necessary for Purchaser to own or operate the Hotel following the Closing.

ARTICLE VII

ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

7.01 Adjustments and Prorations. The following matters and items shall be apportioned between the parties based on actual daily amounts or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:

(a) To the extent possible, trade accounts payable (including amounts due under Hotel Contracts) shall be identified as of the Cut-off Time and paid in full at the Closing by Seller. Seller shall be and remain responsible for the full payment of any and all other trade accounts payable as of the Cut-off Time.

(b) Real and personal property taxes, assessments, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees and assessments (collectively, the “Property Taxes”) shall be prorated as of the Cut-off Time.

(c) Fees paid or payable in connection with transfer of Permits (other than Excluded Permits) shall be prorated as of the Cut-off Time.

(d) Unless the Management Agreement is terminated on or before the Closing Date, all payments due under the Management Agreement shall be prorated as of the Cut-off Time. Without limitation of the foregoing, any incentive fees due and payable under the Management Agreement for the calendar year in which Closing occurs shall be prorated between Purchaser and Seller in the same proportion as gross revenues accrue under the Management Agreement prior to and after the Cut-off Time. As an example only, if for the calendar year in which Closing occurs 75% of the gross revenues have accrued under the Management Agreement as of the Cut-off Time, Seller shall be responsible for 75% of the incentive fees and Purchaser shall be responsible for 25% of the incentive fees for such calendar year.

(e) All payments due under the Daily Grill Management Agreement shall be prorated as of the Cut-off Time. Without limitation of the foregoing: (i) any incentive fees due and payable under the Daily Grill Management Agreement for the calendar year in which Closing occurs shall be prorated between Purchaser and Seller in the same proportion as gross revenues accrue under the Daily Grill Management Agreement prior to and after the Cut-off Time; and (ii) in the event the Daily Grill Manager makes the payment described in Section 5 of the Daily Grill Management Agreement, such payment shall be solely for the benefit of Purchaser.

(f) All payments due under the Parking Services Agreement shall be prorated as of the Cut-off Time. Without limitation of the foregoing, any incentive fees due and payable under the Parking Services Agreement for the calendar year in which Closing occurs shall be prorated between Purchaser and Seller in the same proportion as gross revenues accrue under the Parking Services Agreement prior to and after the Cut-off Time.

(g) Purchaser shall receive a credit for: (1) Deposits, if any, under Bookings for Hotel facilities, (2) a percentage of any outstanding gift certificates, which percentage shall be based upon the amount, age and historic redemption rate of gift certificates at the Hotel, and (3) commissions due to credit and referral organizations, to the extent applicable after the Closing Date. Seller shall receive a credit for coin machine, telephone, washroom, and checkroom income arising before the Cut-off Time.

(h) Gas, electricity and other utility charges shall be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (but subject to later readjustment as set forth below).

(i) Non-delinquent operational and/or occupancy taxes (unless amounts attributable to the period prior to the Closing Date are paid directly by Seller to the applicable taxing authority) shall be prorated as of the Cut-off Time.

(j) Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such public service contracts if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Where possible, cut-off readings will be secured for all utilities on the Closing Date.

(k) Any amounts prepaid or payable under any Hotel Contracts and Space Leases, if any, shall be prorated as of the Cut-Off Time. All security deposits shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser and Seller shall receive a credit in the amount of such security deposits. To the extent applicable, any percentage rent under a Space Lease that cannot be determined as of the Cut-Off Time shall be subject to a true up at the end of the year.

(l) Percentage rent (i.e., that portion of the rent payable to landlord by tenants under the Space Leases which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Space Lease shall be prorated with respect to the year thereunder in which Closing occurs on a per diem basis. If the actual amounts to be prorated are not known as of Closing, the prorations shall be made on the basis of the best evidence then available. Within ninety (90) days after the end of the year in which Closing occurs, Purchaser and Seller shall reconcile percentage rent for such year, and upon such reconciliation, the parties shall make an adjusting payment between themselves as appropriate.

7.02 Adjustment and Proration Procedures. Notwithstanding anything contained in the foregoing provisions:

(a) The Final Closing Statement (as defined in Section 7.06(a)) shall provide for a credit to the account of Seller of all cash or other deposits posted with utility companies serving the Property, to the extent the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser.

(b) Any Property Taxes shall be prorated as of the Closing Date. Any such proration made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) business days after the tax bill for the current year is received. Any Property Taxes disputed with governmental authorities shall be handled under Section 14.01(c).

(c) Telephone and telex contracts and contracts for the supply of heat, steam, electricity, gas, lighting and any other utility charges shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit, if any, made by Seller as security under any such contracts if the same is transferable and provided such deposit remains on deposit for the benefit of Purchaser. Where possible, cut-off readings will be secured for all utilities on the Closing Date. As to gas, electricity and other utility charges, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(d) As of the date immediately prior to the Closing Date, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all Unopened Consumable Inventory on hand as of the Closing Date and shall deliver a written report thereon to Seller and Purchaser. Such report shall reflect the value of the Unopened Consumable Inventory on hand as of the Closing Date at the acquisition cost thereof and shall be certified by Manager to Seller and Purchaser as accurately reflecting all Unopened Consumable Inventory at the Hotel as of the Closing Date and the acquisition cost thereof. Seller shall receive a credit at Closing in an amount equal to the total value of the Unopened Consumable Inventory as reflected in such inventory.

(e) At Closing, Seller shall receive (or receive a credit in an amount equal to) all revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel up until the Cut-off Time and Purchaser shall receive a credit in the amount of any advance payments made to Seller for vending machines to the extent attributable to any period after the Cut-off Time.

(f) Revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry and other service charges allocable to such rooms, conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel or in any adjacent facilities owned or operated by Seller or Operating Lessee, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, with respect to the evening immediately preceding the Closing Date shall be divided equally between Seller and Purchaser. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even if such revenues were generated two (2) hours after the Cut-off Time.

(g) Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all Deposits that shall have been received by or credited to Seller prior to the Cut-off Time on account of reservations for use or occupancy of the Property after the Cut-off Time. Any Deposits received by Seller after the Cut-off Time on confirmed reservations after the Cut-off Time will be deposited by Seller for Purchaser’s account with the Manager or successor manager. For all purposes hereunder, Deposits and similar items shall be deemed earned when occupancy or use occurs or is scheduled to occur (and not when the Deposit was made).

(h) The parties acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, parking taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding taxes and assessments covered elsewhere in this Agreement or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to the Cut-off Time shall be allocable to Seller and those attributable to the period after the Cut-off Time shall be allocable to Purchaser (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). Seller shall be solely responsible for payment of such taxes and assessments with respect to the period prior to the Cut-off Time, and Purchaser shall be solely responsible for payment of such taxes and assessments with respect to the period after the Cut-off Time. Seller agrees to promptly file all necessary tax returns and forms with respect to such taxes and assessments to the extent required by applicable law. Seller shall indemnify and hold Purchaser harmless from and against any claims arising from the failure to timely pay and discharge such taxes and assessments with respect to the period prior to the Cut-off Time.

(i) Seller shall retain for its own account all Accounts Receivable. For a period of three (3) months after the Closing Date, Purchaser shall use commercially reasonable efforts to collect, for the benefit of Seller, Accounts Receivable which were due and owing to Seller prior to the Cut-off Time. All payments shall be applied first as directed by the payor, then in the inverse chronological order (i.e. most recent first). In accordance with the priority of the immediately preceding sentence, Purchaser shall remit amounts so collected for the account of Seller to Seller by the tenth (10th) day of the month following the month during which any such Accounts Receivable due Seller were so collected. Purchaser shall have no obligation to commence any action or proceeding to collect any such Accounts Receivable.

7.03 Other. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel shall be prorated as of the Cut-off Time.

7.04 Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of Closing.

7.05 Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash-On-Hand and Seller shall receive a credit at the Closing for such Cash-On-Hand. All Account Cash is and shall remain the property of Seller and shall either be retained by Seller at the Closing, or credited to Seller (to the extent actually acquired by Purchaser) on the Final Closing Statement (hereinafter defined).

7.06 Closing Statements.

(a) Preparation. Each party shall cause its designated representatives to enter the Hotel only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotel, and of the books and records of the Hotel, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. Within ninety (90) days following the Closing Date, Seller and Purchaser shall agree on a final closing statement (the “Final Closing Statement”) setting forth the final determination of all items to be included on the Final Closing Statement. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

(b) Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or the determination of the Accountants and the Closing shall occur. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.06. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the hotel industry, which will certify at the time of such dispute that it does not have a conflict. The following are firms acceptable to the parties: Deloitte, Ernst & Young and PricewaterhouseCoopers (the “Accountants”). To select the firm that will resolve the dispute, the parties shall pick by random selection one of the Accountants. Each party hereby represents and warrants that none of the Accountants has a direct conflict as of the date of this Agreement, although one or more of the Accountants has performed work for Seller and/or Purchaser (or their respective Affiliates) in the past.

(c) Period for Recalculation. Notwithstanding the foregoing, if at any time within six (6) months following the Closing Date, either party discovers any items which should have been included in the Final Closing Statement but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Final Closing Statement. The foregoing limitations shall not apply to any items which, by their nature, cannot be finally determined within the periods specified.

7.07 Assumed Liabilities. Except as otherwise expressly provided in this Agreement (including, without limitation, Section 2.02), at Closing, Purchaser shall assume, and shall indemnify, defend and hold harmless Seller with respect to, all liabilities (i) with respect to the Property to the extent first arising or accruing on or after the Closing including, without limitation, (A) liabilities to the extent accruing on or after the Closing under the Space Leases, the Hotel Contracts and the Bookings, (B) liabilities relating to the Property resulting from any third-party claim for personal injury or property damage, which injury or damage occurred on or after the Closing, and (C) liabilities arising from the employment of, or the provision of services to the Property by, those employees hired by Purchaser or its manager, to the extent first arising or occurring on or after the Closing Date; (ii) with respect to taxes relating to the Property to the extent first arising or accruing on or after the Closing; and (iii) for payment of obligations relating to the Property first arising or accruing prior to the Closing to the extent that Purchaser receives a credit therefor pursuant to this Agreement.

7.08 Retained Liabilities. Except as otherwise expressly provided in this Agreement (including, without limitation, Section 2.02), at Closing, Seller shall retain, and shall indemnify, defend and hold harmless Purchaser with respect to, all liabilities (i) relating to the Property to the extent first arising or accruing prior to the Closing, including, without limitation, (A) liabilities to the extent accruing prior to the Closing under the Space Leases, the Hotel Contracts and the Bookings, (B) liabilities resulting from any third-party claim for personal injury or property damage, which injury or damage occurred prior to the Closing, and (C) liabilities arising from the employment of, or the provision of services to the Property by, Seller’s or Manager’s employees, to the extent first arising or occurring prior to the Closing; and (ii) with respect to taxes relating to the Property to the extent first arising or accruing prior to the Closing, but expressly excluding, in each case, all liabilities for payment of obligations first arising or accruing prior to the Closing to the extent that Purchaser receives a credit therefor pursuant to this Agreement.

7.09 Survival. The provisions of this Article VII shall survive the Closing until fully performed.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

8.01 Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing.

8.02 Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date, and Seller shall have received a the Purchaser’s Closing Certificate executed by Purchaser.

8.03 Purchaser Deliveries. Unless a default by Seller then exists, Purchaser shall have made each delivery required by Section 6.03 above.

8.04 Failure of Conditions. If any of the conditions enumerated in Section 8.01(a) or (b) are not fulfilled prior to the Closing Date and, as a consequence thereof, Seller elects to terminate this Agreement, such failure shall be deemed a default by Purchaser hereunder and the consequences thereof shall be governed by the provisions of Section 17.01.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01 Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing.

9.02 Seller’s Compliance with Obligations. On or before the Closing Date, Seller shall have complied with all material Obligations required by this Agreement to be complied with by Seller prior to Closing.

9.03 Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date (except for additions or deletions to Exhibit “E” that are made in accordance with Section 10.01), and Purchaser shall have received the Seller’s Closing Certificate executed by Seller.

9.04 Title Policy. The Title Company shall be irrevocably committed to issue to Purchaser the Title Policy.

9.05 Seller Deliveries. Unless a default by Purchaser then exists, Seller shall have made each delivery required by Section 6.02 above and delivered possession required by Section 6.06 above.

9.06 Failure of Conditions. If any of the conditions enumerated in Section 9.01 (a), (b), (c) or (d) are not fulfilled prior to the Closing Date and, as a consequence thereof, Purchaser elects to terminate this Agreement, such failure shall be deemed a default by Seller hereunder and the consequences thereof shall be governed by the provisions of Section 17.02.

ARTICLE X

ACTIONS AND OPERATIONS PENDING CLOSING

10.01 Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:

(a) Subject to conditions beyond Seller’s reasonable control, Seller shall use commercially reasonable efforts to cause Manager to continue to operate, maintain and manage the Hotel in substantially the same manner in which the Hotel was operated, maintained, and managed immediately prior to the execution of this Agreement.

(b) Seller will not (i) enter into any new Hotel Contract or Space Lease or (ii) cancel, modify, or renew any existing Hotel Contract or Space Lease affecting the Hotel in any material manner that is not cancelable upon thirty (30) days without cause and without payment of any penalty, cost or termination fee. If Purchaser fails to respond to a request for consent within ten (10) days after receipt of such request, such consent will be deemed to have been given. Purchaser may provide written notice to Seller, not later than the date that is ten (10) days after the Effective Date, of any Hotel Contracts which Purchaser wants Seller to terminate on or after the Closing Date, provided that such Hotel Contracts may be terminated prior to expiration of the term stated therein. If any Hotel Contract is not terminable prior to the Closing Date pursuant to the terms thereof, such Hotel Contract (if it is listed on Exhibit “C”) shall be assigned to Purchaser at Closing and the payments and charges payable under such Service Contract shall be prorated as provided in Sections 7.01 and 7.02 hereof. With respect to each Hotel Contract Purchaser elects to terminate, Purchaser shall be charged at Closing for any amounts payable to a third party contractor in order to terminate such Hotel Contract pursuant to the applicable provisions thereof, and shall be responsible to deposit all such amounts with Escrow Agent on or before the Closing.

(c) Seller shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business, at no less than the Hotel’s standard rates including customary discounted rates.

(d) Seller shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take all commercially reasonable measures necessary to cause the reinstatement of such Permit. To the extent that the consent of any governmental authority is required with respect to the transfer of any Permit to Purchaser, Seller shall cooperate with Purchaser in seeking and obtaining any such required consent.

(e) Seller will maintain and shall use commercially reasonable efforts to cause Manager to maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage now carried with respect to the Hotel.

ARTICLE XI

CASUALTIES AND TAKINGS

11.01 Casualties.

(a) If any damage to the Property shall occur after the Effective Date and prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost to repair the Hotel is greater than Two Million and No/100 Dollars ($2,000,000.00) as a result of such casualty, Purchaser may elect to (i) terminate this Agreement by giving written notice to Seller, whereupon the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination; or (ii) receive an assignment of all of Seller’s rights to any insurance proceeds (excluding (x) business interruption proceeds attributable to the period prior to the Closing Date, which shall be retained by Seller, and (y) any applicable deductible, which shall be, at Seller’s election, paid by Seller to Purchaser at Closing or credited against the Purchase Price) relating to such damage and acquire the Property without any other adjustment in the Purchase Price in connection therewith.

(b) If the cost to repair the Hotel is less than Two Million and No/100 Dollars ($2,000,000.00) as a result of such casualty, then (i) the transactions contemplated hereby shall be consummated; (ii) Seller shall assign to Purchaser at Closing all of Seller’s rights to receive any insurance proceeds (excluding business interruption proceeds applicable to periods prior to the Cut-off Time and amounts already expended by Seller toward repair); (iii) there shall be no reduction in the Purchase Price; (iv) any amounts already received by Seller and any deductible shall be credited to Purchaser at Closing (to the extent not yet already paid by Seller towards the cost of repairing the Property); and Purchaser shall assume responsibility for repair after the Closing.

11.02 Takings. If, after the Effective Date and prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a) If a material part of a Real Property is taken, Purchaser may, within five (5) days after the giving of Seller’s notice, by written notice to Seller, elect to terminate this Agreement. For purposes of this Section 11.02, a “material” part of the Real Property shall be deemed to have been taken if (i) the Hotel buildings must be reconfigured as a result of such taking; (ii) the taking materially interferes with the present use and operation of any of the buildings comprising the Real Property or the operation of the business of the Hotel; (iii) the taking causes a material reduction in the size of any of the buildings comprising the Improvements; or (iv) the taking results in the elimination of the sole or any required means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient legal substitute ingress and/or egress being available. In the event that Purchaser shall so elect, the Earnest Money shall be disbursed to Purchaser, and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination.

(b) If a material part of the Real Property is taken but Purchaser does not elect to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing, (i) assign and turn over, and Purchaser shall be entitled to receive and keep, the proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller and approved by Purchaser prior to the Closing, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller and approved by Purchaser prior to the Closing, which amount shall be paid to Seller by Purchaser at the Closing. If the proceeds are paid to the holder of any mortgage or deed of trust on the Real Property and such holder refuses to release sufficient sums therefrom for the purpose of making repairs and restorations required by reason of such condemnation, then, at the Closing, Seller (at Seller’s sole option) shall either pay to Purchaser the amount of the proceeds or credit such amount against the Purchase Price.

ARTICLE XII

EMPLOYEES

12.01 Employees. Purchaser acknowledges that all Employees providing services at the Property are currently employed by either Manager or the Daily Grill Manager and will continue in that employment unless otherwise agreed by Seller, Purchaser and Manager. Seller shall be responsible for reimbursing Manager for all Employees’ Compensation in accordance with the Management Agreement until the Cut-off Time. Seller shall indemnify and hold Purchaser harmless from and against any and all Liabilities related to any of the foregoing items.

12.02 WARN Act. Unless the Management Agreement is terminated on or before the Closing Date, employment of all Employees at the Hotel will continue to remain with the Manager and Purchaser will not take any action which would trigger the application of the Worker Adjustment and Retraining Notification Act (or similar local or state laws or regulations)

(collectively, the “WARN Act”). If the Management Agreement is terminated on or before the Closing Date, Purchaser agrees that it will hire or cause to be hired effective at and upon the Closing Date a sufficient number of Employees, on such terms and for such period of time, as are required so as to preclude any requirement for Manager or Seller to give the Employees notice of termination pursuant to the WARN Act. In the event that Purchaser fails to comply with any of the foregoing covenants, Purchaser hereby agrees to indemnify, defend and hold Seller and Manager and their affiliates harmless from and against any and all losses, costs, damages, expenses and liabilities (including, without limitation, reasonable attorney fees) that Seller or Manager incur under the WARN Act as a result of the consummation of the transactions contemplated by this Agreement.

12.03 Claims. Seller or Manager shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Employees before or after the Closing Date except to the extent that the claims, demands, actions and administrative proceedings brought by the Employees relate to events which occurred after the Cut-off Time. As between Purchaser and Seller, Purchaser shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Hotel employees after the Closing Date to the extent that the claims, demands, actions and administrative proceedings brought by such employees relate to events which occurred after the Cut-off Time.

12.04 Labor Relations. Prior to the Closing Date, Seller shall cause Operating Lessee, to the extent of Operating Lessee’s rights under the Management Agreement, to cause Manager to not recognize any labor union or negotiate or enter into any labor contract (including but not limited to a neutrality agreement, a card-check agreement or a labor peace agreement) with any labor union which may affect the Hotel’s labor relations (and current nonunion status) without Purchaser’s prior written consent, which consent may be withheld at Purchaser’s discretion. In the event Seller or Operating Lessee learns of any labor organizing activity or any labor unrest at the Hotel prior to the Closing Date, or if Seller or Operating Lessee is confronted or approached by any labor union in regards to representing any Employees prior to the Closing Date, or if a representation petition or unfair labor practice charge is filed with the National Labor Relations Board involving the Hotel, Seller shall immediately notify Purchaser of such activity or event.

12.05 Survival. The provisions of Sections 12.01, 12.02 and 12.03 shall survive the Closing until fully performed.

ARTICLE XIII

NOTICES

13.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party to be so notified as follows:

If to Seller, to:	New Burbank, L.L.C.
c/o Strategic Hotels & Resorts
77 West Wacker Drive, Suite 4600
Chicago, Illinois 60601
Attn: General Counsel
Telephone: 312 658 5000
Telecopy: 312 658 5799
e-Mail: pmaggio@strategichotels.com

With copies to:	Perkins Coie LLP
131 South Dearborn Street
Suite 1700
Chicago, Illinois 60603
Attention: Daniel G.M. Marre
Telephone: 312 324 8632
Telecopy: 312 324 9400
e-Mail: dmarre@perkinscoie.com

If to Purchaser, to:	Pyramid Hotel Opportunity Venture II LLC
c/o Pyramid Advisors LLC
One Post Office Square - Suite 3100
Boston, Massachusetts 02109
Attention: Warren Q. Fields
Telephone: (617) 412-2835
Telecopy: (617) 946-2040
e-Mail: wfields@pyramidadvisors.com

With a copy to:	Goulston & Storrs P.C.
400 Atlantic Avenue
Boston, MA 02110
Attention: Harold Stahler, Esq.
Telephone: (617) 574-4101
Telecopy: (617) 574-7642
e-Mail: hstahler@goulstonstorrs.com

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next business day after mailing thereof. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid. Any notice may be delivered by e-mail or by telefacsimile transmission and shall be effective as of the date of automatic confirmation of receipt thereof by the sending party, properly addressed and sent as provided above.

ARTICLE XIV

ADDITIONAL COVENANTS

14.01 Additional Covenants. In addition, the parties agree as follows:

(a) Guest Baggage. All baggage of guests who are still in the Hotel on the Closing Date, which has been checked with or left in the care of Seller, Operating Lessee or Manager shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller and Operating Lessee and their respective Indemnitees against any Liabilities in connection with such inventoried baggage arising out of the acts of omissions of Purchaser or any of their respective Affiliates (or any of their employees or agents) after the Closing Date. Seller hereby indemnifies Purchaser and its Indemnitees against any Liabilities in connection with such baggage arising out of the acts or omissions of Manager, Seller or any of its Affiliates (or any of their employees or agents) prior to the Closing Date. The provisions of this Section 14.01(c) shall survive the Closing.

(b) Safe Deposits. Immediately after the Closing, Seller shall send or cause Manager to send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of the Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property. The provisions of this Section 14.01(d) shall survive the Closing.

(c) Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed by Purchaser for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a reproration of real estate taxes upon receipt of and based upon the reduction, net of any costs incurred by Purchaser in obtaining such reduction. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date. The apportionment obligations in this Section 14.01(e) shall survive the Closing.

(d) Books and Records. The transaction contemplated hereby includes all the books and records of Seller pertaining to the business of the Hotel. Purchaser covenants and agrees that such books and records will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this clause (d). Books and records not pertaining to the business of the Hotel may be removed by Seller on or before the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, for at least three (3) years after the Closing Date, and not to destroy or dispose of the same, for at least three (3) years after the Closing Date. Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times and will cooperate and cause its manager to cooperate with Seller in accessing such records during such period.

(e) Survival. The representations, warranties, obligations, covenants, agreements, undertakings, and indemnifications of Seller and Purchaser contained in this Agreement shall survive the Closing only to the extent expressly set forth in this Agreement.

(f) Publicity. Prior to Closing, all notice to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed.

(g) Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion; provided, however, that Purchaser may Transfer its interest under this Agreement without Seller’s consent to any Affiliate or any entity in which Purchaser or its Affiliate owns an equity interest provided such transferee assumes all Purchaser’s obligations hereunder. Any attempted Transfer without Seller’s consent shall be null and void other than as provided herein. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership, and financial condition of the prospective transferee and the financial details of the proposed Transfer. In addition, Purchaser shall provide Seller with copies of all Transfer documentation, certified by Purchaser to be true, correct, and complete, and with all other information which Seller may reasonably request. No transfer, whether with or without Seller’s consent: (i) unless and until the consummation of this transaction shall occur, shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

(h) Hotel Reservations. Purchaser shall honor (and shall cause any successor manager engaged by Purchaser to honor) all reservations at the Hotel or for any related conference, banquet, or meeting space or any recreational facilities in connection with the Hotel made by Seller in the ordinary course of business, at no less than the Hotel’s standard rates including customary discounted rates, on or prior to the Cut-off Time for periods on or after the Closing Date in accordance with Section 10.01(c) hereof. The obligations of Purchaser set forth in this Section 14.01(i) shall survive the Closing.

(i) Business Days. If the Closing Date or any other date described in this Agreement by which one party hereto must give notice to the other party hereto or must fulfill an obligation is a Saturday, Sunday or a day observed by the Federal government or by the State of California government as a legal holiday, then such Closing Date or such other date shall be automatically extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

(j) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(k) Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

(l) Severability. In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(m) Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement. The expiration of any period of time prescribed in this Agreement shall occur at 11:59 p.m. PDT of the last day of the period, except as otherwise expressly set forth herein.

(n) IRS Reporting Requirements. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Property described in this Agreement, be provided to the IRS by preparation of and filing with the IRS of IRS Form 1099-B; and further, Seller and Purchaser agree to furnish and provide to the Escrow Company any and all information that the Escrow Company may require in order for the Escrow Company to (a) comply with all instructions to the IRS Form 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-B with respect to this transaction.

(o) 1031 Exchange. If either party hereto elects (the “Electing Party”) to conduct a tax free exchange under Section 1031 of the Internal Revenue Code, as amended, then the other party hereto agrees to cooperate (the “Cooperating Party”) with the Electing Party in conducting such tax free exchange under such Section 1031 of the Code relating to this transaction. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such exchange. Purchaser and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Each Cooperating Party agrees to cooperate, but at no cost, expense or risk to said Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause such exchange to be consummated and to qualify as a like kind exchange under such Section 1031 of the Code, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary and (b) conveying the Property to, or at the direction of, the Qualified Intermediary. In no event, however, shall any such exchange extend, delay or otherwise adversely affect the Closing Date and in no event shall the Cooperating Party be required to take title to any other property in connection with such exchange. The provisions of this Section 14.01(p) shall survive the Closing. All references in this paragraph to tax-free exchange under Section 1031 of the

Code shall include “reverse exchanges” as set forth in Revenue Procedure 2000-37, 2000-2 C.B. 308.

ARTICLE XV

DISTRIBUTION OF FUNDS AND DOCUMENTS

15.01 Delivery of Purchase Price. At the Closing, Escrow Company shall deliver to Seller the Purchase Price less prorations or other charges set forth as the Preliminary Closing Statement.

15.02 Other Monetary Disbursements. Escrow Company shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration, or other charges, all as set forth on the Preliminary Closing Statement and (ii) to Purchaser, or order, any excess funds theretofore delivered to Escrow Holder by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges, all as set forth on the Preliminary Closing Statement.

15.03 Recorded Documents. Escrow Company shall at Closing cause the Deed and any other documents that Purchaser desires to record to be recorded with the appropriate county and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was recorded.

15.04 Documents to Seller. Escrow Company shall at the Closing deliver by overnight courier to Seller, the following:

(a) one (1) conformed copy of the Deed;

(b) two (2) originals of the General Assignment;

(c) two (2) originals of the Bill of Sale;

(d) unless the Management Agreement shall have been terminated on or before the Closing Date, two (2) originals of the Assignment and Assumption of Management Agreement;

(e) two (2) originals of the Liquor Assets Escrow Agreement;

(f) two (2) originals of the Liquor Assets Bill of Sale;

(g) two (2) originals of the Preliminary Closing Statement;

(h) one (1) original of Purchaser’s authority documents;

(i) two (2) originals of the affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986;

(j) copies of the Owner’s Affidavit, purchaser’s statement, gap undertaking, and other documents required by Section 4.07;

(k) one (1) conformed copy of Seller’s Closing Certificate and Purchaser’s Closing Certificate; and,

(l) one (1) original each of the consents and estoppels required under Section 4.09, to the extent applicable.

15.05 Documents to Purchaser. Escrow Company shall at the Closing, except with regard to the Title Policy which shall be delivered to Purchaser promptly upon receipt by Title Company, deliver by overnight courier to Purchaser, the following:

(a) one (1) conformed copy of the Deed;

(b) two (2) originals of the General Assignment;

(c) two (2) originals of the Bill of Sale;

(d) unless the Management Agreement shall have been terminated on or before the Closing Date, two (2) originals of the Assignment and Assumption of Hotel Management Agreement;

(e) two (2) originals of the Liquor Assets Escrow Agreement;

(f) two (2) originals of the Liquor Assets Bill of Sale;

(g) two (2) originals of the Preliminary Closing Statement;

(h) the Title Policy;

(i) one (1) original of Seller’s authority documents;

(j) two (2) originals of the affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986;

(k) one (1) conformed copy of the Seller’s Closing Certificate and Purchaser’s Closing Certificate;

(l) copies of the Owner’s Affidavit, purchaser’s statement, gap undertaking, and other documents required by Section 4.07; and

(m) one (1) original each of the consents and estoppels required under Section 4.09, to the extent applicable.

ARTICLE XVI

ESCROW COMPANY DUTIES AND DISPUTES

16.01 Escrow Company. Seller and Purchaser hereby retain Escrow Company, and Escrow Company agrees to be retained, to act as escrow agent for the purposes set forth in this Agreement. Escrow Company agrees to undertake and perform the obligations and duties provided for in this Agreement. Except for any fee required to set up an interest-bearing account as provided for in Section 16.02 below and any fees or costs specifically allocated to either Seller or Purchaser under the terms of this Agreement, Purchaser and Seller shall equally split the reasonable fees charged by Escrow Company in conjunction with its provision of services as provided herein.

16.02 Escrow Funds. Escrow Company shall deposit the Earnest Money into an interest-bearing account (“Earnest Money Escrow Account”) to be maintained by Escrow Company and Escrow Company agrees to hold, invest and disburse the Earnest Money in accordance with the terms of this Agreement.

16.03 Termination of Escrow. Interest earned on the Earnest Money under this Agreement shall become additional Earnest Money.

16.04 No Third Party Rights. No term or provision of this Article XVI is intended to benefit any person, partnership, corporation or other entity not a party hereto (including, without limitation, any broker), and no such other person, partnership, corporation or entity shall have any right or cause of action hereunder.

16.05 Disputes and Attorneys’ Fees. If there is any litigation proceeding commenced to enforce any provisions or rights arising herein in accordance with this Article XVI, the non-prevailing party in such litigation shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be reasonably determined by the applicable court. In the event of arbitration, the non-prevailing party in such arbitration shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be determined by the applicable arbitrator. In the event that the parties mutually agree on some other form of alternative dispute resolution, each of the parties shall bear its own costs and expenses (including, but not limited to, attorneys’ fees).

16.06 Further Instruments. All parties, promptly upon the request of any other, shall execute and have acknowledged and delivered to the other parties, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Article XVI and which are consistent with the provisions hereof.

16.07 Records and Reports. Escrow Company shall maintain records that accurately reflect all draw requests and withdrawals from the Earnest Money Escrow Account.

16.08 Liability of Escrow Company. The parties agree that the duties of Escrow Company are purely administrative in nature and that Escrow Company shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own gross negligence or willful misconduct. Escrow Company’s determination as to whether (i) an event or condition has occurred, or been met or satisfied; (ii) a provision of this Escrow Agreement has been complied with; or (iii) sufficient evidence of the event or condition of compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect; provided, only, that Escrow Company shall not have been guilty of gross negligence or willful misconduct in making such determination.

16.09 Resignation by Escrow Company. Escrow Company may resign at any time upon giving the parties hereto thirty (30) days’ prior written notice. In such event, Seller and Purchaser shall mutually select a firm, person or corporation to act as the successor escrow agent. The Escrow Company’s resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, Escrow Company may pay and deliver the proceeds then held in escrow into a court of competent jurisdiction.

16.10 Receipt of Notice of a Dispute. If, prior to Closing, Escrow Company receives written notice from Purchaser or Seller that a dispute exists with respect to which proceedings have been commenced, Escrow Company shall retain the disputed portion of the Earnest Money, until the first to occur of the following:

(a) Receipt by Escrow Company of a notice signed by Seller and Purchaser stating that the dispute has been resolved, which notice shall contain instructions to Escrow Company with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account; or

(b) Receipt by Escrow Company of a final order of a court of competent jurisdiction resolving the dispute, after which Escrow Company shall comply with the decision of the court with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account.

ARTICLE XVII

DEFAULTS AND REMEDIES

17.01 Seller’s Remedies. IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS FAILURE TO TENDER THE PURCHASE PRICE THEREFOR, SUBJECT TO THE ADJUSTMENTS AND PRORATIONS PROVIDED FOR HEREIN) FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS SET FORTH IN ARTICLE IX OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, THEN SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES. THE PARTIES ACKNOWLEDGE

THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

Seller’s Initials	Purchaser’s Initials

/s/ RTM	/s/ WQF

17.02 Purchaser’s Remedies. If Seller fails to perform its Obligations under this Agreement in any material respect for any reason except the failure of any condition precedent to Seller’s Obligations under this Agreement, then Purchaser’s sole remedies shall be: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing (the “Default Notice”), whereupon the Escrow Company shall promptly return to Purchaser the Earnest Money, and neither party shall have any further obligations, except as may be specifically set forth herein; (b) to waive the default and close; or (c) to enforce specific performance of this Agreement provided that an action for specific performance is filed by Purchaser within sixty (60) days of the originally scheduled Closing Date. In the event that Purchaser terminates this Agreement as aforesaid by reason of a default by Seller hereunder, then Purchaser shall have the right to recover its out-of-pocket costs incurred in connection with the transactions contemplated hereby up to a maximum amount of Three Hundred Thousand and No/100 Dollars ($300,000), and in the case of a willful default by Seller, Purchaser shall also have the right to recover any other damages provable by Purchaser, subject to the limitations set forth in Section 2.02(h), up to a maximum aggregate amount of out-of-pocket costs and provable damages of Five Hundred Thousand and No/100 Dollars ($500,000).

17.03 Surviving Obligations. If, following Closing, either party fails to perform any surviving obligations under this Agreement or if there shall have been a breach of either party’s warranties and representations under Sections 5.01 or 5.02 in any material respect (as the same are updated as of the Closing Date pursuant to the Purchaser’s Closing Certificate and the Seller’s Closing Certificate, respectively), the non-defaulting party shall be entitled to pursue any right and remedy to which such party is entitled to in equity and at law, subject, however, to the limitations set forth in Section 17.04 hereof.

17.04 Duration and Claims Procedures and Limitations on Certain Obligations. Notwithstanding any provision in this Agreement to the contrary, all representations and warranties contained in Sections 5.01 and 5.02 of this Agreement, as updated pursuant to the Purchaser’s Closing Certificate and the Seller’s Closing Certificate, respectively (collectively, the “Post Closing Obligations”) shall survive the Closing until the date that is nine (9) months after the Closing Date (the “Survival Period”) and shall not merge into any of the closing documents; provided, however, that no person, firm, or entity shall have any liability or obligation with respect to any Post Closing Obligations unless on or prior to the last day of the Survival Period after the Closing Date, the party seeking to assert liability under such Post Closing Obligations shall have notified the other party in writing setting forth specifically the claim being made and a detailed description and supporting documentation of the claim (such notice being a “Claims Notice”). In the event Purchaser has actual knowledge on or before the Closing that any representation or warranty of Seller is incorrect or of any other claim that could be made after Closing with respect to the Post Closing Obligations (either through Purchaser’s independent investigation or through information and materials provided to Purchaser by Seller) and Purchaser (although not obligated to do so) closes, then Purchaser shall not be permitted to assert a claim for such matters following the Closing Date. All liabilities and obligations under the Post Closing Obligations shall lapse and be of no further force or effect after the last day of the Survival Period, except with respect to any matter contained in a Claims Notice delivered on or prior to the last day of the Survival Period and an action if filed with respect thereto prior to the date that is sixty (60) days following the expiration of the Survival Period. Notwithstanding the foregoing, Purchaser acknowledges and agrees that it shall have no claim against Seller under the Post Closing Obligations unless such damages exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and that the aggregate liability of Seller with respect to any and all claims of Purchaser relating to any Post Closing Obligations shall in no event exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000).

Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“Funding”) and the owner and holder, indirectly, of all of the issued and outstanding equity interests in Seller, hereby undertakes and agrees that Funding shall be jointly and severally liable with Seller to Purchaser with respect to the Post Closing Obligations and with respect to Seller’s obligations set forth in Article VII which survive the Closing, provided that (i) such liability shall be subject to all of the limitations applicable to Seller’s liabilities set forth in this Agreement and (ii) with respect to the Post Closing Obligations, in no event shall such liability of Funding survive with respect to any of Purchaser’s claims not made prior to the expiration of the Survival Period

17.05 Attorneys’ Fees. If either party shall engage the services of counsel for the purpose of enforcing any of the rights or remedies of said party hereunder or under any Closing Document (or defend itself in any proceeding brought against it by the other party), then, in addition to any relief to which said party shall otherwise be entitled, the prevailing party shall be entitled to reimbursement for its reasonable attorneys’ fees, expenses and other costs of any such proceeding.

17.06 Survival. The provision of this Article XVII shall survive the Closing.

ARTICLE XVIII

TRANSFER OF LIQUOR ASSETS

18.01 Liquor Assets Escrow.

(a) Purchaser and Seller recognize that the Liquor Assets are currently owned by Operating Lessee (in such capacity, “Liquor Seller”), and that the transfer of the Liquor Assets is statutorily regulated pursuant to California Business and Professions Code Section 23950 et seq., and is subject to the approval of the ABC. In order to comply with these statutory requirements, at Closing Purchaser (or its designee) and Liquor Seller shall execute a separate escrow agreement relating to the transfer of the Liquor Assets to Purchaser or its designee (the “Liquor Assets Escrow Agreement”), in the form of Exhibit “H” attached hereto, and the parties shall deliver a fully executed Liquor Assets Escrow Agreement to the Liquor Assets Escrow Agent. In addition to the Liquor Assets Escrow Agreement, Purchaser and Seller agree (and Seller shall cause Liquor Seller to agree) to execute such additional instruments and supplemental Escrow instructions as may be reasonably required by the Liquor Assets Escrow Agent or applicable law to consummate the transfers contemplated by the Liquor Assets Escrow Agreement and which do not substantially alter said agreement or its intent.

(b) Simultaneously with the Closing, Purchaser shall deposit, as part of the Purchase Price, an amount into the Liquor Assets Escrow, in cash or other immediately available funds, equal to $25,000.00 for the Liquor Licenses (the “Liquor Licenses Purchase Price”) and an amount equal to $25,000.00 for the Liquor Inventory (the “Liquor Inventory Purchase Price”) (the Liquor Licenses Purchase Price and the Liquor Inventory Purchase Price are herein collectively referred to as the “Liquor Assets Purchase Price”).

(c) At Closing, Liquor Seller shall cause to be deposited into the Liquor Assets Escrow an executed but undated Liquor Assets Bill of Sale in the form attached hereto as Exhibit “I”; provided, however, if Purchaser (or its designee) shall have received a permanent or temporary liquor license on or before the Closing Date, then and in such event, Liquor Seller shall deliver the Liquor Assets Bill of Sale to Purchaser (or its designee) at Closing.

(d) The Liquor Assets Escrow shall close as promptly as possible after the Closing, subject to applicable Legal Requirements. Upon the closing of the Liquor Assets Escrow, the Liquor Assets Escrow Agent shall deliver to Liquor Seller all sums due to Liquor Seller from Purchaser for the Liquor Assets (less any amounts disbursed to third parties by the Liquor Assets Escrow Agent from the Liquor Assets Escrow pursuant to the terms of the Liquor Assets Escrow Agreement) and, unless the Liquor Assets Bill of Sale shall have been previously delivered to Purchaser (or its designee) pursuant to Section 18.01(c) above, the Liquor Assets Escrow Agent shall date the Liquor Assets Bill of Sale as of the closing date of the Liquor Assets Escrow and shall deliver to Purchaser (or its designee) the Liquor Assets Bill of Sale.

(e) If the ABC disapproves the application for transfer of the Liquor Licenses to Purchaser or Purchaser’s designee, for any reason whatsoever, such disapproval shall terminate the Liquor Assets Escrow, but in no event shall such disapproval (i) prevent the sale of the Property (other than the Liquor Assets) from closing on or before the Closing Date in accordance with the terms of this Agreement; (ii) result in a right of rescission in favor of Purchaser; or (iii) result in any liability of Seller or Liquor Seller, unless such disapproval is caused by the acts or omissions of Seller or Liquor Seller.

18.02 Purchaser’s Responsibilities.

(a) Purchaser shall be responsible for complying, at its sole cost and expense, with all statutes and regulations applicable to the transfer of the Liquor Assets, including, without limitation, preparing and filing the Notice of Intended Transfer referenced in the Liquor Assets Escrow Agreement, paying all license and transfer fees, costs of recordation and publication, and sales and use taxes arising from and after the transfer of the Liquor Assets; and, after the Cut-off Time, for all statutes and regulations governing the possession, dispensing, sale or use of alcoholic beverages on the Real Property. Purchaser shall not be responsible for accrued and unpaid liabilities arising prior to the Cut-off Time.

(b) Promptly after the Effective Date, Purchaser (or its designee) shall complete, execute, submit and, using its best efforts, shall diligently pursue an application to the ABC for transfer of the Liquor Licenses from Liquor Seller and for temporary liquor licenses adequate to permit Purchaser or Purchaser’s designee to sell alcoholic beverages at the Hotel, after the Closing, in a manner similar to current practices.

(c) If prior to the Closing Date, Purchaser is unable to obtain a temporary liquor license pending approval of the ABC to the transfer of the Liquor Licenses to Purchaser or Purchaser’s designee, Manager and Liquor Seller shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Manager, Liquor Seller and Purchaser, at no cost, expense, or liability to Seller, which will enable Purchaser to use the Liquor Assets until the date (the “Outside Closing Date”) which is the first to occur of (i) the date Purchaser obtains a temporary liquor license; (ii) the close of the Liquor Assets Escrow; or (iii) the date which is one hundred eighty (180) days after the Closing Date; provided, however, that Purchaser shall indemnify, defend and hold harmless Liquor Seller from any third-party liability, damages or claims encountered in connection with such operations during said period of time (including, without limitation, reasonable attorneys’ fees and expenses), including any fines or penalties assessed by ABC during such period. The parties will in good faith negotiate a management agreement consistent with the foregoing and will enter into such agreement at Closing. Manager’s, Liquor Seller’s and Seller’s obligations under this Section and such management agreement shall continue for a period not to exceed the Outside Closing Date and during such period Purchaser shall maintain insurance coverage in amounts and with carriers required by Seller naming Seller and Seller’s affiliates as additional insureds.

(d) Seller agrees to cooperate and to cause Liquor Seller and Manager to cooperate with Purchaser and use commercially reasonable efforts in completing a transfer to Purchaser of the Liquor Assets, but at no cost, expense, or liability to Seller (other than the attorneys’ fees of Seller and Liquor Seller), it being understood that Purchaser shall pay all fees, charges and related costs in connection with obtaining the Liquor Licenses.

(e) Nothing contained in this Section 18.02 or elsewhere in this Article XVIII shall, in any way, limit or affect Purchaser’s obligation to close the purchase of the Hotel on or before Closing Date, unless Purchaser’s inability to obtain ABC approval for temporary liquor licenses or with respect to the transfer of the Liquor Licenses from Liquor Seller to Purchaser (or its designee) is caused by the acts or omissions of Seller or Liquor Seller.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:	NEW BURBANK, L.L.C., a Delaware limited liability company

	By:	/s/ Robert McAllister
	Name:	Robert McAllister
	Title:	SVP

PURCHASER:	PYRAMID HOTEL OPPORTUNITY VENTURE II LLC

	By:	PHI II Managing Member LLC, its Managing Member

		By:	/s/ Warren Q. Fields
		Name Printed:	Warren Q. Fields
		Title:	Manager

OPERATING LESSEE EXECUTES THIS AGREEMENT SOLELY FOR THE PURPOSES SET FORTH IN ARTICLE XVIII AND THE OTHER PROVISIONS OF THIS AGREEMENT THAT IMPOSE OBLIGATIONS ON OPERATING LESSEE, AND AGREES TO BE BOUND THEREBY

LIQUOR SELLER:	DTRS BURBANK, L.L.C., a Delaware limited liability company

	By:	/s/ Robert McAllister
	Name Printed:	Robert McAllister
	Title:	SVP

STRATEGIC HOTEL FUNDING, L.L.C. EXECUTES THIS AGREEMENT SOLELY FOR THE PURPOSES SET FORTH IN SECTION 17.04 AND AGREES TO BE BOUND THEREBY

STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company

By:	/s/ Robert McAllister
Name Printed:	Robert McAllister
Title:	SVP

CONSENT AND AGREEMENT OF ESCROW COMPANY

The undersigned Escrow Company hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Company under said Agreement and (iii) be bound by said Agreement in the performance of its duties under said Agreement.

COMMONWEALTH TITLE INSURANCE COMPANY

By:	/s/ Craig S. Feder
Name:	Craig S. Feder
Title:	Vice President
Date of Execution:	8/24/06